Exhibit 10.1

MASTER REPURCHASE AGREEMENT

Among

BARCLAYS BANK PLC, as Purchaser and Agent

PENNYMAC LOAN SERVICES, LLC, as Seller and Servicer

and

PRIVATE NATIONAL MORTGAGE ACCEPTANCE COMPANY, LLC, as Guarantor

Dated as of December 4, 2015

TABLE OF CONTENTS

1. APPLICABILITY	1
2. DEFINITIONS AND INTERPRETATION	1
3. THE TRANSACTIONS	22
4. CONFIRMATION	25
5. TAKEOUT COMMITMENTS	25
6. PAYMENT AND TRANSFER	26
7. MARGIN MAINTENANCE	26
8. TAXES; TAX TREATMENT	27
9. SECURITY INTEREST; PURCHASER’S APPOINTMENT AS ATTORNEY-IN-FACT	29
10. CONDITIONS PRECEDENT	31
11. RELEASE OF PURCHASED ASSETS	35
12. RELIANCE	35
13. REPRESENTATIONS AND WARRANTIES	35
14. COVENANTS OF SELLER	39
15. REPURCHASE OF PURCHASED ASSETS	47
16. SERVICING OF THE MORTGAGE LOANS; SERVICER TERMINATION	48
17. EVENTS OF DEFAULT	51
18. REMEDIES	53
19. DELAY NOT WAIVER; REMEDIES ARE CUMULATIVE	56
20. USE OF EMPLOYEE PLAN ASSETS	56
21. INDEMNITY	57
22. WAIVER OF REDEMPTION AND DEFICIENCY RIGHTS	58
23. REIMBURSEMENT; SET-OFF	58
24. FURTHER ASSURANCES	59
25. ENTIRE AGREEMENT; PRODUCT OF NEGOTIATION	59
26. TERMINATION	60
27. REHYPOTHECATION; ASSIGNMENT	60
28. AMENDMENTS, ETC.	61
29. SEVERABILITY	61
30. BINDING EFFECT; GOVERNING LAW	61
31. WAIVER OF JURY TRIAL; CONSENT TO JURISDICTION AND VENUE; SERVICE OF PROCESS	61
32. SINGLE AGREEMENT	62
33. INTENT	62
34. NOTICES AND OTHER COMMUNICATIONS	63
35. CONFIDENTIALITY	65
36. DUE DILIGENCE	65
37. USA PATRIOT ACT; OFAC AND ANTI-TERRORISM	66
38. GUARANTY	67

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SCHEDULES AND EXHIBITS

EXHIBIT A	CERTIFICATION
EXHIBIT B	REPRESENTATIONS AND WARRANTIES WITH RESPECT TO MORTGAGE LOANS
EXHIBIT C	FORM OF TRANSACTION NOTICE
EXHIBIT D	FORM OF GOODBYE LETTER
EXHIBIT E	FORM OF WAREHOUSE LENDER’S RELEASE
EXHIBIT F	LIST OF APPROVED MEMBERS OF THE MORTGAGE BACKED SECURITIES DIVISION OF THE FIXED INCOME CLEARING CORPORATION
EXHIBIT G	FORM OF CLOSING PROTECTION LETTER
EXHIBIT H	FORM OF SELLER MORTGAGE LOAN SCHEDULE
EXHIBIT I	SELLER’S UNDERWRITING GUIDELINES

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MASTER REPURCHASE AGREEMENT

Dated as of December 4, 2015

AMONG:

BARCLAYS BANK PLC, in its capacity as purchaser (together with its permitted successors and assigns in such capacity hereunder, “Barclays” or the “Purchaser”) and agent pursuant hereto (together with its permitted successors and assigns in such capacity hereunder, “Agent”);

PENNYMAC LOAN SERVICES, LLC, in its capacity as seller (together with its permitted successors and assigns in such capacity hereunder, “Seller”) and in its capacity as servicer (together with its permitted successors and assigns in such capacity hereunder, “Servicer”); and

PRIVATE NATIONAL MORTGAGE ACCEPTANCE COMPANY, LLC, in its capacity as guarantor (together with its permitted successors and assigns in such capacity hereunder, “Guarantor”).

1.	APPLICABILITY

Purchaser may from time to time, upon the terms and conditions set forth herein, agree to enter into transactions on a committed basis with respect to the Committed Amount and an uncommitted basis with respect to the Uncommitted Amount, in which Seller sells to Purchaser Eligible Mortgage Loans, on a servicing-released basis, against the transfer of funds by Purchaser, with a simultaneous agreement by Purchaser to transfer to Seller such Purchased Assets on a date certain not later than one year following such transfer, against the transfer of funds by Seller; provided, that the Aggregate MRA Purchase Price shall not exceed, as of any date of determination, the lesser of (a) the Maximum Aggregate Purchase Price (less the sum of the MSR Facility Borrowed Amount and the Aggregate EPF Purchase Price) and (b) the Asset Base. Each such transaction shall be referred to herein as a “Transaction,” and shall be governed by this Agreement. This Agreement sets forth the procedures to be used in connection with periodic requests for Purchaser to enter into Transactions with Seller. Seller hereby acknowledges that Purchaser is under no obligation to enter into any Transaction pursuant to this Agreement with respect to the Uncommitted Amount. Seller acknowledges that during the term of this Agreement, Agent may undertake to join either one or both of Sheffield Receivables Corporation and Barclays Bank Delaware as additional purchasers under this Agreement, and Seller hereby consents to the joinder of such additional purchasers.

2.	DEFINITIONS AND INTERPRETATION

(a) Defined Terms.

“30+ Day Delinquent Mortgage Loan” means any Mortgage Loan (other than a Modified Loan) at any time the Monthly Payment for which was not received within twenty-nine (29) days after its Due Date.

“Accepted Servicing Practices” means with respect to any Mortgage Loan, those accepted, customary and prudent mortgage servicing practices (including collection procedures) of prudent mortgage banking institutions that service mortgage loans of the same type as the Mortgage Loans in the jurisdiction where the related Mortgaged Property is located, and which are in accordance with the requirements of each Agency Program, applicable law, FHA regulations and VA regulations, if applicable, and the requirements of any private mortgage insurer so that the FHA insurance, VA guarantee or any other applicable insurance or guarantee in respect of any Mortgage Loan is not voided or reduced.

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“Accrual Period” means, with respect to each Monthly Payment Date for any Transaction, the period from and including the immediately prior Monthly Payment Date to but excluding such Monthly Payment Date; provided that with respect to the first Monthly Payment Date of a Transaction following the related Purchase Date, the Accrual Period shall commence on the related Purchase Date.

“Act of Insolvency” means, with respect to any Person:

(i) the filing of a voluntary petition (or the consent by such Person to the filing of any such petition against it), commencing, or authorizing the commencement of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law relating to the protection of creditors, or suffering any such petition or proceeding to be commenced by another; or such Person shall consent to or seek the appointment of or the taking of possession by a custodian, receiver, conservator, trustee, liquidator, sequestrator or similar official of such Person, or for any substantial part of its Property, or any general assignment for the benefit of creditors;

(ii) a proceeding shall have been instituted against such Person under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, moratorium, delinquency or liquidation law of any jurisdiction, whether now or subsequently in effect, or a custodian, receiver, conservator, liquidator, trustee, sequestrator or similar official for such Person or such Person’s Property (as a debtor or creditor protection procedure) is appointed by any Governmental Authority having the jurisdiction to do so or takes possession of such Property and any such proceeding is not dismissed within thirty (30) days of filing;

(iii) that such Person or any Affiliate shall become insolvent;

(iv) that such Person shall (a) admit in writing its inability to pay or discharge its debts or obligations generally as they become due or mature, (b) admit in writing its inability to, or intention not to, perform any of its material obligations, or (c) generally fail to pay any of its debts or obligations as they become due or mature;

(v) any Governmental Authority shall have seized or appropriated, or assumed custody or control of, all or any substantial part of the Property of such Person, or shall have taken any action to displace the management of such Person;

(vi) the audited annual financial statements of such Person or the notes thereto or other opinions or conclusions stated therein shall be qualified or limited by reference to the status of such Person as a “going concern” or a reference of similar import or shall indicate that such Person has a negative net worth or is insolvent; or

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(vii) if such Person or any Affiliate is a corporation, such Person or any Affiliate or any of their Subsidiaries, shall take any corporate action in furtherance of, or the action of which would result in any of the foregoing actions.

“Additional Eligible Loan Criteria” has the meaning assigned thereto in the Pricing Side Letter.

“Additional Purchased Mortgage Loans” has the meaning assigned thereto in Section 7(b) hereof.

“Adjustable Rate Mortgage Loan” means a Mortgage Loan which provides for the adjustment of the Mortgage Interest Rate payable in respect thereto.

“Adjusted Tangible Net Worth” means, for any Person as of any date of determination thereof, an amount equal to (a) the Tangible Net Worth of such Person as of such date, minus (b) amounts owing to such Person from its Affiliates, officers, directors and stockholders as of such date, all determined in accordance with GAAP.

“Affiliate” means, with respect to (i) any specified Person (other than the Seller, the Servicer or the Guarantor), any other Person controlling or controlled by or under common control with such specified Person, (ii) the Seller, the Guarantor and its Subsidiaries, (iii) the Servicer, the Guarantor and its Subsidiaries and (iv) the Guarantor, the Subsidiaries of the Guarantor. For the purposes of this definition, “control” means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling,” “controlled by” and “under common control with” have meanings correlative to the meaning of “control.”

“Agency” means Freddie Mac, Fannie Mae or Ginnie Mae, as applicable.

“Agency Guide” means the Freddie Mac Guide, the Fannie Mae Guide, or the Ginnie Mae Guide, as applicable.

“Agency Program” means the Freddie Mac Program, the Fannie Mae Program, or the Ginnie Mae Program, as applicable.

“Agent” has the meaning set forth in the preamble.

“Aggregate EPF Purchase Price” means as of any date of determination, an amount equal to the aggregate Purchase Price (as defined in the Mortgage Loan Participation Purchase and Sale Agreement) for all Participation Certificates (as defined in the Mortgage Loan Participation Purchase and Sale Agreement) then owned by Purchaser under the Mortgage Loan Participation Purchase and Sale Agreement.

“Aggregate MRA Purchase Price” means as of any date of determination, an amount equal to the aggregate Purchase Price for all Mortgage Loans then subject to Transactions under this Agreement.

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“Agreement” means this Master Repurchase Agreement (including all exhibits, schedules and other addenda thereto), as it may be amended, further supplemented or otherwise modified from time to time.

“ALTA” means the American Land Title Association.

“Applicable Agency” means Ginnie Mae, Fannie Mae, or Freddie Mac, as applicable.

“Applicable Margin” has the meaning assigned thereto in the Pricing Side Letter.

“Appraised Value” shall mean the value set forth in an appraisal made in connection with the origination of the related Mortgage Loan as the value of the Mortgaged Property.

“Approvals” means with respect to Seller or Servicer, any approvals obtained from the Applicable Agency or HUD in designation of Seller as a Ginnie Mae-approved issuer, an FHA-approved mortgagee, a VA-approved lender, a Fannie Mae-approved Seller/Servicer or a Freddie Mac-approved Seller/Servicer, as applicable, in good standing.

“Asset Base” means, on any date of determination and with respect to all Purchased Assets then subject to Transactions and, to the extent applicable, all Eligible Mortgage Loans proposed to be sold to the Purchaser as of such date of determination, the lesser of (i) 100% of the Principal Balance of all such Purchased Assets and such Eligible Mortgage Loans as of such date of determination and (ii) the product of the applicable Purchase Price Percentage multiplied by the Market Value of all such Purchased Assets and such Eligible Mortgage Loans.

“Assignment and Acceptance” has the meaning assigned thereto in Section 27(b) hereof.

“Assignment of Mortgage” means, with respect to any Mortgage, an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the assignment of the Mortgage in blank or to MERS, as applicable.

“Attorney Bailee Letter” has the meaning assigned thereto in the Custodial and Disbursement Agreement.

“Bank” means (i) City National Bank, N.A. and its successors and permitted assigns or (ii) such other bank as may be mutually acceptable to the Seller and the Purchaser.

“Bankruptcy Code” means 11 U.S.C. Section 101 et seq., as amended from time to time.

“Business Day” means any day other than (i) a Saturday or Sunday, (ii) a day upon which the New York Stock Exchange or the Federal Reserve Bank of New York is closed or (iii) with respect to any day on which the parties hereto have obligations to the Custodian or on which the Custodian has obligations to any party hereto, a day upon which the Custodian’s offices are closed.

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“Cash Equivalents” means (i) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed or insured by the United States government or any agency thereof, (ii) certificates of deposit and eurodollar time deposits with weighted average maturities of 90 days or less from the date of acquisition and overnight bank deposits of any commercial bank having capital and surplus in excess of $500,000,000 and a rating of at least P-2 and A-2 by Moody’s or S&P, respectively, (iii) repurchase obligations of any commercial bank satisfying the requirements of clause (ii) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States Government, (iv) commercial paper of a domestic issuer rated at least P-1 and A-1 by Moody’s or S&P, respectively, and in either case maturing within 90 days after the day of acquisition, (v) securities with weighted average maturities of 90 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A+ by S&P or A1 by Moody’s, (vi) securities with maturities of 90 days or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (ii) of this definition or, (vii) shares of 2-a7 money market mutual funds rated AAA by Moody’s & S&P that have a weighted average maturity of 90 days or less or similar funds which invest exclusively in assets satisfying the requirements of clauses (i) through (vi) of this definition.

“Certification” has the meaning assigned thereto in the Custodial and Disbursement Agreement.

“Change in Control” means (a) any transaction or event as a result of which the Guarantor ceases to directly or indirectly own 100% of the certificates representing the beneficial ownership of Seller, (b) the sale, transfer, or other disposition of all or substantially all of Seller’s assets (excluding any such action taken in connection with any securitization transaction or routine sales of Mortgage Loans), or (c) the consummation of a merger or consolidation of Seller with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s equity outstanding immediately after such merger, consolidation or such other reorganization is owned by persons who were not equityholders of the Seller immediately prior to such merger, consolidation or other reorganization.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement that requires compliance by Purchaser (or any Affiliate thereof).

“Closing Protection Letter” means, with respect to any Wet-Ink Mortgage Loan that becomes subject to a Transaction, a letter in the form of Exhibit G or such other letter in form and substance acceptable to Purchaser in its sole discretion.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collection Account” means the following account established by the Seller in accordance with Section 16(e) hereof for the benefit of Purchaser, Account Number: XXXXXXXXX.

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“Collection Account Control Agreement” means that certain Collection Account Control Agreement, dated as of December 4, 2015, by and among Purchaser, the Seller and Bank, in form and substance acceptable to Purchaser to be entered into with respect to the Collection Account, as the same may be amended, modified or supplemented from time to time.

“Committed Amount” shall have the meaning assigned thereto in the Pricing Side Letter.

“Confirmation” has the meaning assigned thereto in Section 4 hereof.

“Contract” means an agreement between an Originator and any Obligor, pursuant to or under which such Obligor shall be obligated to pay for merchandise, insurance or services from time to time.

“Correspondent Loan” means a Mortgage Loan that is (i) originated by a Correspondent Seller and underwritten in accordance with Seller’s underwriting guidelines and (ii) acquired by Seller from a Correspondent Seller in the ordinary course of business.

“Correspondent Seller” means a mortgage loan originator that sells Mortgage Loans originated by it to Seller as a “correspondent” or “private label” client.

“Custodial and Disbursement Agreement” means that certain Custodial and Disbursement Agreement, dated as of December 4, 2015, among Seller, Purchaser, Disbursement Agent and Custodian, entered into in connection with this Agreement and the Mortgage Loan Participation Purchase and Sale Agreement, as the same may be amended, modified or supplemented from time to time.

“Custodian” means Deutsche Bank National Trust Company and its successors and permitted assigns.

“Default” means any event that, with the giving of notice or the passage of time or both, would constitute an Event of Default.

“Default Rate” has the meaning assigned thereto in the Pricing Side Letter.

“Disbursement Agent” means Deutsche Bank National Trust Company, and its successors and permitted assigns, or such other entity as mutually agreed upon by Agent and Seller.

“Dollars” or “$” means, unless otherwise expressly stated, lawful money of the United States of America.

“Due Date” means the day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

“Due Diligence Review Percentage” has the meaning assigned thereto in the Pricing Side Letter.

“Effective Date” means December 4, 2015.

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“Electronic Tracking Agreement” means the electronic tracking agreement in form and substance acceptable to Purchaser and Seller, dated on or about the date hereof, among Purchaser, Seller, MERSCORP Holdings, Inc. and MERS, entered into in connection with this Agreement and the Mortgage Loan Participation Purchase and Sale Agreement, as the same may be amended, modified or supplemented from time to time.

“Electronic Transmission” means the delivery of information in an electronic format acceptable to the applicable recipient thereof. An Electronic Transmission shall be considered written notice for all purposes hereof (except when a request or notice by its terms requires execution).

“Eligible Mortgage Loan” means a Mortgage Loan that (i) satisfies each of the representations and warranties in Exhibit B to the Agreement in all material respects, (ii) if such Mortgage Loan is (a) a Ginnie Mae Mortgage Loan, Fannie Mae Mortgage Loan or Freddie Mac Mortgage Loan, it is in Strict Compliance with the eligibility requirements of the Ginnie Mae Program, Fannie Mae Program, or Freddie Mac Program, respectively, or (b) a Jumbo Mortgage Loan, was underwritten and originated in accordance with Seller’s underwriting guidelines attached hereto as Exhibit I, (iii) contains all required documents in the Mortgage File without exceptions unless otherwise waived by the Purchaser or permitted below, (iv) satisfies such other customary criteria for eligibility determined by the Purchaser and (v) satisfies the Additional Eligible Loan Criteria.

“EPF Custodial Account Control Agreement” means that certain Custodial Account Control Agreement, dated as of December 4, 2015, among Seller, Purchaser and Bank entered into in connection with the Mortgage Loan Participation Purchase and Sale Agreement, as the same shall be amended, supplemented or otherwise modified from time to time.

“EPF Pricing Side Letter” means that certain Pricing Side Letter, dated as of December 4, 2015, between Seller and Purchaser entered into in connection with the Mortgage Loan Participation Purchase and Sale Agreement, as the same shall be amended, supplemented or otherwise modified from time to time.

“EPF Program Documents” means the Mortgage Loan Participation Purchase and Sale Agreement, the EPF Pricing Side Letter, the EPF Custodial Account Control Agreement and all other agreements, documents and instruments entered into by Seller on the one hand, and Purchaser or one of its Affiliates (or Custodian on its behalf) and/or Agent or one of its Affiliates on the other, in connection herewith or therewith with respect to the transactions contemplated hereunder or thereunder and all amendments, restatements, modifications or supplements thereto.

“ERISA” means, with respect to any Person, the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor thereto, and the regulations promulgated and rulings issued thereunder.

“Escrow Payments” means, with respect to a Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water charges, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges and other payments as may be required to be escrowed by the Mortgagor with the Mortgagee pursuant to the terms of the Mortgage or any other document.

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“Event of Default” has the meaning assigned thereto in Section 17 hereof.

“Fannie Mae” means Fannie Mae or any successor thereto.

“Fannie Mae Guide” means the Fannie Mae MBS Selling and Servicing Guide, as such Guide may hereafter from time to time be amended.

“Fannie Mae Mortgage Loan” means a mortgage loan that is in Strict Compliance on the related Purchase Date with the eligibility requirements specified for the applicable Fannie Mae Program described in the Fannie Mae Guide.

“Fannie Mae Program” means the Fannie Mae Guaranteed Mortgage-Backed Securities Programs, as described in the Fannie Mae Guide.

“Fannie Mae Security” means an ownership interest in a pool of Fannie Mae Mortgage Loans, evidenced by a book-entry account in a depository institution having book-entry accounts at the Federal Reserve Bank of New York, issued and guaranteed, with respect to timely payment of interest and ultimate payment of principal, by Fannie Mae and backed by a pool of Fannie Mae Mortgage Loans, in substantially the principal amount and with substantially the other terms as specified with respect to such Fannie Mae Security in the related Takeout Commitment, if any.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FDIC” means the Federal Deposit Insurance Corporation or any successor thereto.

“Fee Cap” has the meaning assigned thereto in Section 23(a) hereof.

“FHA” means the Federal Housing Administration, an agency within HUD, or any successor thereto, and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA regulations.

“FICO Score” means the credit score of the Mortgagor provided by Fair, Isaac & Company, Inc. or such other organization providing credit scores on or immediately prior to the Origination Date of a Mortgage Loan.

“Foreign Purchaser” has the meaning assigned thereto in Section 8(d) hereof.

“Freddie Mac” means Freddie Mac, and its successors in interest.

“Freddie Mac Guide” means the Freddie Mac Sellers’ and Servicers’ Guide, as such Guide may hereafter from time to time be amended.

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“Freddie Mac Mortgage Loan” means a mortgage loan that is in Strict Compliance on the related Purchase Date with the eligibility requirements specified for the applicable Freddie Mac Program described in the Freddie Mac Guide.

“Freddie Mac Program” means the Freddie Mac Home Mortgage Guarantor Program or the Freddie Mac FHA/VA Home Mortgage Guarantor Program, as described in the Freddie Mac Guide.

“Freddie Mac Security” means a modified pass-through mortgage-backed participation certificate, evidenced by a book-entry account in a depository institution having book-entry accounts at the Federal Reserve Bank of New York, issued and guaranteed, with respect to timely payment of interest and ultimate payment of principal, by Freddie Mac and backed by a pool of Freddie Mac Mortgage Loans, in substantially the principal amount and with substantially the other terms as specified with respect to such Freddie Mac Security in the related Takeout Commitment, if any.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Ginnie Mae” means the Government National Mortgage Association and its successors in interest, a wholly-owned corporate instrumentality of the government of the United States of America.

“Ginnie Mae Guide” means the Ginnie Mae Mortgage-Backed Securities Guide, as such Guide may hereafter from time to time be amended.

“Ginnie Mae Mortgage Loan” means a mortgage loan that is in Strict Compliance on the related Purchase Date with the eligibility requirements specified for the applicable Ginnie Mae Program in the applicable Ginnie Mae Guide.

“Ginnie Mae Program” means the Ginnie Mae Mortgage-Backed Securities Programs, as described in the Ginnie Mae Guide.

“Ginnie Mae Security” means a fully-modified pass-through mortgage-backed certificate guaranteed by Ginnie Mae, evidenced by a book-entry account in a depository institution having book-entry accounts at the Federal Reserve Bank of New York and backed by a pool of Ginnie Mae Mortgage Loans, in substantially the principal amount and with substantially the other terms as specified with respect to such Ginnie Mae Security in the related Takeout Commitment.

“Governmental Authority” means any nation or government, any state or other political subdivision, agency or instrumentality thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over Seller any of its Subsidiaries or any of their Property.

“Guaranteed Obligations” means, without duplication, all of the Obligations of Seller to Purchaser, whenever arising, under this Agreement or any other Program Document (including, but not limited to, obligations with respect to principal, interest and fees).

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“Guarantor” means Private National Mortgage Acceptance Company, LLC.

“HARP Mortgage Loan” means any Mortgage Loan that has been modified under the U.S. Department of the Treasury’s Home Affordable Refinance Program.

“Hedge Instrument” means any interest rate cap agreement, interest rate floor agreement, interest rate swap agreement or other interest rate hedging agreement entered into by Seller with a counterparty reasonably acceptable to Agent, in each case with respect to the Mortgage Loans.

“High Cost Mortgage Loan” means a Mortgage Loan that is (a) subject to, covered by or in violation of the provisions of the Homeownership and Equity Protection Act of 1994, as amended, (b) a “high cost,” “covered,” “threshold,” “abusive,” “predatory” or “high risk” mortgage loan under any federal, state or local law, or any similarly classified loan using different terminology under any law imposing heightened regulation, scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees, or any other state or other regulation providing assignee liability to holders of such mortgage loans, (c) subject to or in violation of any such or comparable federal, state or local statutes or regulations, or (d) a “High Cost Loan” or “Covered Loan,” as applicable, as such terms are defined in the current version of the Standard & Poor’s LEVELS® Glossary Revised, Appendix E.

“HUD” means the Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to FHA mortgage insurance. The term “HUD,” for purposes of this Agreement, is also deemed to include subdivisions thereof such as the FHA and Government National Mortgage Association.

“Income” means, with respect to any Purchased Asset at any time, any principal and/or interest thereon and all dividends, sale proceeds and all other proceeds as defined in Section 9-102(a)(64) of the Uniform Commercial Code and all other collections and distributions thereon (including, without limitation, any proceeds received in respect of mortgage insurance).

“Indebtedness” means, with respect to any Person as of any date of determination: the sum of (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable and paid within ninety (90) days of the date the respective goods are delivered or the respective services are rendered; (c) indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) in respect of letters of credit or similar instruments issued for account of such Person; (e) capital lease obligations; (f) payment obligations under repurchase agreements, single seller financing facilities, warehouse facilities and other lines of credit; (g) indebtedness of others guaranteed on a recourse or partial recourse basis by such Person; (h) all obligations incurred in connection with the acquisition or carrying of fixed assets; (i) indebtedness of general partnerships of which such Person is a general partner; and (j) any other known or contingent liabilities of such Person, less (k) the amount of any non-recourse debt, including any securitization debt, and any intercompany debt eliminated in consolidation by the Guarantor.

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“Indemnified Party” has the meaning assigned thereto in Section 21(a) hereof.

“Intercreditor Agreement” means that certain Second Amended and Restated Intercreditor Agreement dated as of August 13, 2014, as amended on or about December 4, 2015, among Bank of America, N.A., Credit Suisse First Boston Mortgage Capital LLC, Citibank, N.A., Morgan Stanley Bank, N.A., Morgan Stanley Mortgage Capital Holdings LLC and Seller and as to which Purchaser has joined as a “Warehouse Provider” thereto.

“Investment Company Act” means the Investment Company Act of 1940, as amended, including all rules and regulations promulgated thereunder.

“Jumbo Mortgage Loan” means a first lien mortgage loan that conforms with all requirements of the Seller’s underwriting guidelines attached hereto as Exhibit I, as the same may be amended, supplemented or otherwise modified from time to time as approved by Agent in its discretion.

“LIBOR” means for each day, the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for a period equal to one month appearing on Bloomberg Screen US 0001M Page or if such rate ceases to appear on Bloomberg Screen US 0001M Page, or any other service providing comparable rate quotations at approximately 11:00 a.m., London time, on the applicable date of determination, or such interpolated rate as determined by the Agent.

“Lien” means any mortgage, deed of trust, lien, claim, pledge, charge, security interest or similar encumbrance.

“Loan Agreement” mean that certain Loan and Security Agreement, dated as of December 4, 2015, by and among the Seller, as borrower thereunder, Purchaser, as lender thereunder and Guarantor, as guarantor thereunder.

“Loan-to-Value Ratio” means, as of any date of determination, the fraction, expressed as a percentage, the numerator of which is the principal balance of the related Mortgage Loan at such date and the denominator of which is the lesser of (a) the Appraised Value of the Mortgaged Property at the origination of such Mortgage Loan, and (b) if the Mortgaged Property was purchased within twelve (12) months of the origination of the Mortgage Loan, the purchase price of the related Mortgaged Property.

“Margin Call” has the meaning assigned thereto in Section 7(b) hereof.

“Margin Deficit” has the meaning assigned thereto in Section 7(b) hereof.

“Market Value” means, with respect to any Transaction and as of any date of determination, (i) the value ascribed to a Purchased Asset or a Mortgage Loan by Agent in its sole discretion, using methodology and parameters customarily used by Agent to value similar assets, as may be as marked to market daily, and (ii) zero, with respect to any Mortgage Loan that is not an Eligible Mortgage Loan.

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“Master Netting Agreement” means that certain Global Netting and Security Agreement, dated as of December 4, 2015, among Purchaser, Seller and certain Affiliates and Subsidiaries of Purchaser and/or Seller, entered into in connection with this Agreement and the Mortgage Loan Participation Purchase and Sale Agreement, as the same shall be amended, supplemented or otherwise modified from time to time.

“Material Adverse Change” means, with respect to a Person, any material adverse change in the business, condition (financial or otherwise), operations, performance, Property or prospects of such Person including the insolvency of such Person or its Parent Company, if applicable.

“Material Adverse Effect” means (a) a Material Adverse Change with respect to Seller, Guarantor, or any of their respective Affiliates; (b) a material impairment of the ability of Seller, Guarantor, or any of their respective Affiliates that is a party to any Program Document to perform under any Program Document to which it is a party; (c) a material adverse effect upon the legality, validity, binding effect or enforceability of any Program Document against Seller, Guarantor, or any of their respective Affiliates that is a party to any Program Document; or (d) a material adverse effect on the Market Value of the Purchased Assets.

“Maturity Date” means December 2, 2016.

“Maximum Age Since Origination” has the meaning assigned thereto in the Pricing Side Letter.

“Maximum Aggregate Purchase Price” has the meaning assigned thereto in the Pricing Side Letter.

“MERS” means Mortgage Electronic Registration Systems, Inc., a Delaware corporation, or any successor in interest thereto.

“MERS Designated Mortgage Loan” means any Mortgage Loan as to which the related Mortgage or Assignment of Mortgage has been recorded in the name of MERS, as agent for the holder from time to time of the Mortgage Note.

“MERS Identification Number” has the meaning assigned thereto in the Custodial and Disbursement Agreement.

“Modified Loan” means a Mortgage Loan that (a) is insured by FHA, (b) was purchased out of a Ginnie Mae Security solely as a result of modifications to such Eligible Mortgage Loan, and (c) is a Ginnie Mae Mortgage Loan.

“Monthly Payment” means the scheduled monthly payment of principal and interest on a Mortgage Loan as adjusted in accordance with changes in the mortgage interest rate pursuant to the provisions of the Mortgage Note for an Adjustable Rate Mortgage Loan.

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“Monthly Payment Date” means the tenth (10th) Business Day of each calendar month beginning with January 2016.

“Mortgage” means a mortgage, deed of trust, or other security instrument, securing a Mortgage Note.

“Mortgage File” has the meaning assigned thereto in the Custodial and Disbursement Agreement.

“Mortgage Interest Rate” means, with respect to each Mortgage Loan, the annual rate at which interest accrues on such Mortgage Loan from time to time in accordance with the provisions of the related Mortgage Note.

“Mortgage Loan” means a Ginnie Mae Mortgage Loan, a Fannie Mae Mortgage Loan, a Freddie Mac Mortgage Loan, a HARP Mortgage Loan, a Jumbo Mortgage Loan, or a Modified Loan.

“Mortgage Loan Participation Purchase and Sale Agreement” means that certain Mortgage Loan Participation Purchase and Sale Agreement, dated as of December 4, 2015, between Purchaser and Seller, as the same may be amended, modified or supplemented from time to time.

“Mortgage Note” means a promissory note or other evidence of indebtedness of the obligor thereunder, evidencing a Mortgage Loan, and secured by the related Mortgage.

“Mortgaged Property” means the real property (or leasehold estate, if applicable) securing repayment of the debt evidenced by a Mortgage Note.

“Mortgagee” means the record holder of a Mortgage Note secured by a Mortgage.

“Mortgagor” means the obligor or obligors on a Mortgage Note, including any person who has assumed or guaranteed the obligations of the obligor thereunder.

“MSR Facility Borrowed Amount” means the outstanding amount borrowed under the Loan Agreement, as of any date of determination.

“Negative Amortization” means the portion of interest accrued at the Mortgage Interest Rate in any month which, based on the Monthly Payment on the related Mortgage Loan for such month, is not sufficient in order to fully amortize the Mortgage Loan by its maturity date and which, pursuant to the terms of the Mortgage Note, is added to the principal balance of such Mortgage Loan.

“Non-Utilization Fee” has the meaning assigned thereto in the Pricing Side Letter.

“Notice Date” has the meaning assigned thereto in Section 3(c) hereof.

“Notice of Intent to Issue a Trust Receipt” has the meaning assigned thereto in the Custodial and Disbursement Agreement.

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“Obligations” means (a) all amounts due and payable by Seller to Purchaser in connection with a Transaction hereunder, together with interest thereon (including interest which would be payable as post-petition interest in connection with any bankruptcy or similar proceeding) and other obligations and liabilities of Seller to Purchaser arising under, or in connection with, the Program Documents or directly related to the Purchased Assets, whether now existing or hereafter arising; (b) any and all sums paid by Purchaser or on behalf of Purchaser pursuant to the Program Documents in order to preserve any Purchased Asset or its interest therein; (c) in the event of any proceeding for the collection or enforcement of any of Seller’s indebtedness, obligations or liabilities referred to in clause (a), the reasonable expenses of retaking, holding, collecting, preparing for sale, selling or otherwise disposing of or realizing on any Purchased Asset, or of any exercise by Purchaser of its rights under the Program Documents, including without limitation, reasonable attorneys’ fees and disbursements and court costs; and (d) all of Seller’s indemnity obligations to Purchaser pursuant to the Program Documents.

“Obligor” means a Person obligated to make payments pursuant to a Contract; provided that in the event that any payments in respect of a Contract are made by any other Person, such other Person shall also be deemed to be an Obligor.

“OFAC” means the Office of Foreign Assets Control of the United States Department of Treasury.

“OFAC Lists” has the meaning ascribed to it in Section 37(b).

“Origination Date” means (i) with respect to Mortgage Loans (other than Correspondent Loans and Modified Loans), the date on which a Mortgage Loan was originated by the related originator; (ii) with respect to Correspondent Loans, the date on which a Correspondent Loan was acquired by Seller; and (iii) with respect to Modified Loans, the date on which such Mortgage Loan became a Modified Loan.

“Originator” means Seller or any other third party originator as mutually agreed upon by Agent and Seller.

“Other Taxes” has the meaning assigned thereto in Section 8(b) hereof.

“Parent Company” means PennyMac Financial Services, Inc.

“Person” means any legal person, including any individual, corporation, partnership, association, joint stock company, trust, limited liability company, unincorporated organization, governmental entity or other entity of similar nature.

“Price Differential” means, with respect to any Purchased Asset or Transaction as of any date of determination, an amount equal to the product of (A) the Pricing Rate (or during the continuation of an Event of Default, by daily application of the Default Rate) and (B) the Purchase Price for such Purchased Asset or Transaction. Price Differential will be calculated in accordance with Section 3(f) herein for the actual number of days elapsed during such Accrual Period on a 360-day basis.

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“Price Differential Determination Date” means, with respect to any Monthly Payment Date, the second (2nd) Business Day preceding such date.

“Pricing Rate” means, as of any date of determination and with respect to an Accrual Period for any Purchased Asset or Transaction, an amount equal to the sum of (i) LIBOR plus (ii) the Applicable Margin.

“Pricing Side Letter” means that certain Pricing Side Letter, dated as of December 4, 2015, among Seller, Purchaser and Guarantor, entered into in connection with this Agreement, as the same may be amended, modified or supplemented from time to time.

“Principal Balance” means the unpaid principal balance of a Mortgage Loan.

“Program Documents” means this Agreement, the Pricing Side Letter, the Custodial and Disbursement Agreement, the Collection Account Control Agreement, any assignment of Hedge Instrument, the Electronic Tracking Agreement, the Master Netting Agreement, the EPF Program Documents, the Intercreditor Agreement (with respect to Barclays) and all other agreements, documents and instruments entered into by Seller on the one hand, and Purchaser or one of its Affiliates (or Custodian on its behalf) and/or Agent or one of its Affiliates on the other, in connection herewith or therewith with respect to the transactions contemplated hereunder or thereunder and all amendments, restatements, modifications or supplements thereto. For the avoidance of doubt, the Program Documents shall not include the Loan Agreement or any other agreement, notice, certificate, financing statement, or any other document to be executed and delivered by Seller and/or Guarantor in connection therewith.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Purchase Date” means, with respect to each Transaction, the date on which Purchased Assets are sold by Seller to the Purchaser or its designee hereunder.

“Purchase Price” means the price at which Purchased Assets subject to a Transaction are sold by Seller to Purchaser or its designee on a Purchase Date (which includes a mutually negotiated premium allocable to the portion of the related Purchased Assets that constitutes the related Servicing Rights), which shall (unless otherwise agreed to by the Seller and the Purchaser) be equal to the lesser of (i) 100% of the Principal Balance of such Purchased Assets as of such date of determination and (ii) the product of the applicable Purchase Price Percentage multiplied by the Market Value of such Purchased Assets as of such date of determination.

“Purchase Price Percentage” has the meaning assigned thereto in the Pricing Side Letter.

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“Purchased Assets” means with respect to the Eligible Mortgage Loans sold by Seller to Purchaser in a Transaction, whether now existing or hereafter acquired: (i) the Mortgage Loans, (ii) the Servicing Rights, (iii) Seller’s rights under any related Hedge Instruments to the extent related to the Mortgage Loans, (iv) such other property, rights, titles or interest as are specified on the related Transaction Notice, (v) all mortgage guarantees and insurance relating to the individual Mortgage Loans (issued by governmental agencies or otherwise) or the related Mortgaged Property and any mortgage insurance certificate or other document evidencing such mortgage guarantees or insurance and all claims and payments related to the Mortgage Loans, (vi) all guarantees or other support for the Mortgage Loans, (vii) all rights to Income and the rights to enforce such payments arising from the Mortgage Loans and any other contract rights, payments, rights to payment (including payments of interest or finance charges) with respect thereto, (viii) all Takeout Commitments and Trade Assignments (including the rights to receive the related purchase price related therefor), (ix) the Collection Account and all amounts on deposit therein, (x) all Additional Purchased Mortgage Loans, (xi) all “accounts,” “deposit accounts,” “securities accounts,” “chattel paper,” “commercial tort claims,” “deposit accounts,” “documents,” “general intangibles,” “instruments,” “investment property,” and “securities accounts,” relating to the foregoing as each of those terms is defined in the Uniform Commercial Code and all cash and Cash Equivalents and all products and proceeds relating to or constituting any or all of the foregoing, (xii) any purchase agreements or other agreements or contracts relating to or constituting any or all of the foregoing, (xiii) any other collateral pledged or otherwise relating to any or all of the foregoing, together with all files, material documents, instruments, surveys (if available), certificates, correspondence, appraisals, computer records, computer storage media, accounting records and other books and records relating to the foregoing, and (xiv) any and all replacements, substitutions, distributions on, or proceeds with respect to, any of the foregoing. The term “Purchased Assets” with respect to any Transaction at any time also shall include Additional Purchased Mortgage Loans delivered pursuant to Section 7(b) hereof.

“Purchaser” has the meaning set forth in the preamble hereof.

“Purchaser’s Wire Instructions” has the meaning set forth in the Pricing Side Letter.

“Records” means all instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by Seller or any other person or entity with respect to a Purchased Asset. Records shall include, without limitation, the Mortgage Notes, any Mortgages, the Mortgage Files, the Servicing Files, and any other instruments necessary to document or service an Asset that is a Purchased Asset, including, without limitation, the complete payment and modification history of each Asset that is a Purchased Asset.

“REO Property” means a residential real property including land and improvements, together with all buildings, fixtures and attachments thereto, all insurance proceeds, liquidation proceeds, condemnation proceeds, and all other rights, benefits, proceeds and obligations arising from or in connection therewith.

“Repurchase Date” means, with respect to any Transaction, the earliest of (i) the Termination Date, (ii) the date set forth in the related Transaction Notice as the scheduled Repurchase Date, (iii) the Business Day following Seller’s written notice to the Purchaser requesting a repurchase of such Transaction or (iv) at the conclusion of the Maximum Age Since Origination for any Eligible Mortgage Loan purchased hereunder, or if such day is not a Business Day, the immediately following Business Day.

“Repurchase Price” means the price at which Purchased Assets are to be transferred from Purchaser or its designee to Seller upon termination of a Transaction, which will be determined in each case as the sum of: (i) any portion of the Purchase Price not yet repaid to Purchaser, (ii) the Price Differential accrued and unpaid thereon, and (iii) any accrued and unpaid fees or expenses or indemnity amounts and any other outstanding amounts owing under the Program Documents from Seller to Purchaser.

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“Request for Release of Documents” means the Request for Release of Documents set forth as Annex 5 to the Custodial and Disbursement Agreement, as applicable.

“Requirement of Law” means as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Restricted Mortgage Loan” means (i) a “Growing Equity Loan,” “Manufactured Home Loan,” “Graduated Payment Loan,” “Buydown Loan,” “Project Loan,” “Construction Loan” or “HECM Loan,” each as defined in the applicable Agency Guide, (ii) a 30+ Day Delinquent Mortgage Loan, (iii) a Mortgage Loan for which the related Escrow Payments have not been made by the next succeeding Due Date, (iv) a High Cost Mortgage Loan, (v) a Mortgage Loan that could result in Negative Amortization or (vi) a Mortgage Loan that was not underwritten and originated with full documentation.

“SEC” has the meaning ascribed thereto in Section 35 hereof.

“Section 404 Notice” means the notice required pursuant to Section 404 of the Helping Families Save Their Homes Act of 2009 (P.L. 111-22), which amends 15 U.S.C. Section 1641 et seq., to be delivered by a creditor that is an owner or an assignee of a Mortgage Loan to the related Mortgagor within thirty (30) days after the date on which such Mortgage Loan is sold or assigned to such creditor.

“Security” means a Ginnie Mae Security, a Fannie Mae Security or a Freddie Mac Security, as applicable.

“Seller” has the meaning set forth in the preamble hereof.

“Seller Mortgage Loan Schedule” means the list of Purchased Assets proposed to be purchased by Purchaser, in the form of Exhibit H hereto, that will be delivered in an excel spreadsheet format by Seller to Purchaser and the Custodian together with each Transaction Notice and attached by the Custodian to the related Certification.

“Servicer” means PennyMac Loan Services, LLC, or any servicer approved by Agent in its sole discretion, which may be Seller.

“Servicer Termination Event” means:

(i) failure of Servicer to service the Mortgage Loans in accordance with Accepted Servicing Practices;

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(ii) failure of Servicer to meet the qualifications to maintain all requisite Approvals, such Approvals are revoked or such Approvals are materially modified;

(iii) failure of Servicer to remit when due Income payments required to be made under the terms of this Agreement or such Mortgage Loan;

(iv) Servicer or any of its Affiliates fails to operate or conduct its business operations or any material portion thereof in the ordinary course, or Servicer experiences any other material adverse change in its business condition (financial or otherwise), operations, performance, Property or prospects which, in Agent’s sole discretion, constitutes a material impairment of Servicer’s ability to perform its obligations under this Agreement or any other related document;

(v) a Change in Control of Servicer shall have occurred that has not been approved by Agent;

(vi) any Act of Insolvency of the Servicer or its Parent Company;

(vii) Servicer shall be in default under, or fail to perform as requested under, or shall otherwise breach the material terms of any agreement relating to, in each case beyond any applicable cure period, (A) any Indebtedness between Purchaser or any of Purchaser’s Affiliates (such amount in excess of $1,000,000) and Servicer or any of its Affiliates, or (B) any other agreement relating to Indebtedness between Servicer, on the one hand, and any Person, on the other hand (such amount in excess of $10,000,000); or Servicer shall be in default under, or fail to perform as requested under, or shall otherwise breach, beyond any applicable cure period, the terms of this Agreement or any other agreement between Purchaser or any of its Affiliates or Subsidiaries and Servicer;

(viii) any Governmental Authority or any person, agency or entity acting or purporting to act under governmental authority (A) shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the Property of Servicer, or shall have taken any action to displace the management of Servicer or to curtail its authority in the conduct of the business of Servicer, or (B) takes any action in the nature of enforcement to remove, limit or restrict the approval of Servicer as a seller/servicer of Mortgage Loans or mortgage backed securities;

(ix) a material impairment of the ability of Servicer or any of its Affiliates that are a party to any Program Document to perform under any Program Document to which it is a party; or

(x) a material adverse effect upon the legality, validity, binding effect or enforceability of any Program Document against Servicer or any of its Affiliates that are a party to any Program Document.

“Servicing File” means with respect to each Mortgage Loan, the file retained by Seller or its designee consisting of all documents that a prudent originator and servicer would include (including copies of the Mortgage File), all documents necessary to document and service the Mortgage Loans and any and all documents required to be delivered in connection with any transfer of servicing pursuant to the Program Documents.

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“Servicing Records” means with respect to a Mortgage Loan, the related servicing records, including but not limited to any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of such Mortgage Loan.

“Servicing Rights” means contractual, possessory or other rights of Seller or any other Person to administer or service a Mortgage Loan or to possess the Servicing File.

“Servicing Term” has the meaning assigned thereto in Section 16(b) hereof.

“Settlement Agent” means, with respect to any Transaction the subject of which is a Wet-Ink Mortgage Loan, the entity approved by Agent, in its sole good-faith discretion, which may be a title company, escrow company or attorney in accordance with local law and practice in the jurisdiction where the related Wet-Ink Mortgage Loan is being originated.

“Settlement Date” means the date specified in a Takeout Commitment upon which the related Security is scheduled to be delivered to the specified Takeout Investor on a “delivery versus payment” basis.

“Strict Compliance” means compliance of Seller and the Mortgage Loans with the requirements of the Agency Guide as amended by any agreements between Seller and the Applicable Agency, sufficient to enable Seller to issue and to service and Ginnie Mae to guarantee or Fannie Mae or Freddie Mac to issue and guarantee a Security; provided, that until copies of any such agreements between Seller and the Applicable Agency have been provided to Agent by Seller and approved by Agent, such agreements shall be deemed, as between Seller and Purchaser, not to amend the requirements of the Agency Guide.

“Structuring Fee” has the meaning assigned thereto in the Pricing Side Letter.

“Subordinated Debt” means, with respect to any Person Indebtedness of such Person to any other Person that is subordinated to the Obligations pursuant to a currently effective and irrevocable subordination agreement approved by Agent in its sole discretion and the principal of which is not due and payable until ninety (90) days or more after the Termination Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Takeout Commitment” means a fully executed trade confirmation from the related Takeout Investor to Seller confirming the details of a forward trade between the Takeout Investor and Seller with respect to one or more Purchased Assets, which trade confirmation shall be enforceable and in full force and effect, and shall be validly and effectively assigned to Purchaser pursuant to a Trade Assignment, and relate to pools of Mortgage Loans that satisfy the “good delivery standards” of the Securities Industry and Financial Markets Association as set forth in the Securities Industry and Financial Markets Association Uniform Practices Manual, as amended from time to time.

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“Takeout Investor” means (x) for non-Jumbo Mortgage Loans or mortgage-backed securities backed by such non-Jumbo Mortgage Loans, either (i) Barclays Capital, Inc., or any successor thereto, (ii) any member of the Mortgage Backed Securities Division of the Fixed Income Clearing Corporation listed in Exhibit F, (iii) any Agency, or (iv) any other Person approved by Agent in its sole discretion and (y) for Jumbo Mortgage Loans, Barclays Bank PLC.

“Tangible Net Worth” means for any Person as of any date of determination, an amount equal to (i) such Person’s shareholder equity calculated in accordance with GAAP, plus (ii) any Subordinated Debt issued by such Person with maturities greater than twelve (12) months, minus (iii) the intangible assets (other than Servicing Rights) of such Person.

“Taxes” has the meaning assigned thereto in Section 8(a) hereof.

“Termination Date” means the earliest to occur of (i) the Maturity Date, (ii) the termination of the Mortgage Loan Participation Purchase and Sale Agreement, (iii) the termination of the Loan Agreement and (iv) at the option of Purchaser, the occurrence of an Event of Default under this Agreement after the expiration of any applicable grace period.

“Trade Assignment” means an assignment to Purchaser of a forward trade between the Takeout Investor and Seller with respect to one or more Purchased Assets, together with the related trade confirmation from the Takeout Investor to Seller that has been fully executed, is enforceable and is in full force and effect and confirms the details of such forward trade.

“Transaction” has the meaning assigned thereto in Section 1 hereof.

“Transaction Fee” has the meaning assigned thereto in the Pricing Side Letter.

“Transaction Notice” means a written request of Seller to enter into a Transaction in a form attached as Exhibit C hereto or such other form as shall be mutually agreed upon between Seller and Purchaser, which is delivered to the Purchaser in accordance with Section 3(c) herein.

“Uncommitted Amount” shall have the meaning assigned thereto in the Pricing Side Letter.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Purchased Assets or the continuation, renewal or enforcement thereof is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

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“VA” means the United States Department of Veterans Affairs.

“Verification Agent” means an entity appointed by the Agent to perform specific services with respect to the Eligible Mortgage Loans, or its successors and assigns.

“Verification Agent Letter” means the agreement pursuant to which the Verification Agent performs services with respect to the Eligible Mortgage Loans.

“Warehouse Lender” means any lender providing financing to Seller or a Correspondent Seller for the purpose of warehousing, originating or purchasing a Mortgage Loan, which lender has a security interest in such Mortgage Loan to be purchased by Purchaser.

“Warehouse Lender’s Release” means a letter, in the form of Exhibit E, or as otherwise acceptable to Purchaser, from a Warehouse Lender to Purchaser, unconditionally releasing all of Warehouse Lender’s right, title and interest in certain Mortgage Loans identified therein upon payment to the Warehouse Lender.

“Wet-Ink Mortgage Loan” means a Mortgage Loan (other than a Jumbo Mortgage Loan or Modified Loan) that Seller is selling to Purchaser simultaneously with the origination thereof that is funded in part, either directly or indirectly, with the Purchase Price paid by Purchaser hereunder and for which the Custodian shall not have received a complete Mortgage File.

“Wet-Ink Mortgage Loan Document Receipt Date” means for any Wet-Ink Mortgage Loan, the date that the Custodian executes an original trust receipt without exceptions.

(b) Interpretation.

Headings are for convenience only and do not affect interpretation. The following rules of this subsection (b) apply unless the context requires otherwise. The singular includes the plural and conversely. A gender includes all genders. Where a word or phrase is defined, its other grammatical forms have a corresponding meaning. A reference to a subsection, Section, Annex or Exhibit is, unless otherwise specified, a reference to a section of, or annex or exhibit to, this Agreement. A reference to a party to this Agreement or another agreement or document includes the party’s successors and permitted substitutes or assigns. A reference to an agreement or document is to the agreement or document as amended, modified, novated, supplemented or replaced, except to the extent prohibited by any Program Document. A reference to legislation or to a provision of legislation includes any modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it. A reference to writing includes a facsimile transmission and any means of reproducing words in a tangible and permanently visible form. A reference to conduct includes, without limitation, an omission, statement or undertaking, whether or not in writing. An Event of Default exists until it has been waived in writing by Purchaser or has been timely cured. The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” is not limiting and means “including without limitation.” In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.” This Agreement may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms. Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied. References herein to “fiscal year” and “fiscal quarter” refer to such fiscal periods of Seller.

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Except where otherwise provided in this Agreement, any determination, consent, approval, statement or certificate made or confirmed in writing with notice to Seller by Purchaser or an authorized officer of Purchaser as required by this Agreement is conclusive in the absence of manifest error. A reference to an agreement includes a security interest, guarantee, agreement or legally enforceable arrangement whether or not in writing related to such agreement.

A reference to a document includes an agreement in writing or a certificate, notice, instrument or document, or any information recorded in electronic form. Where Seller is required to provide any document to Purchaser under the terms of this Agreement, the relevant document shall be provided in writing or printed form unless Purchaser requests otherwise.

This Agreement is the result of negotiations among, and has been reviewed by counsel to, Purchaser and Seller, and is the product of all parties. In the interpretation of this Agreement, no rule of construction shall apply to disadvantage one party on the ground that such party proposed or was involved in the preparation of any particular provision of this Agreement or this Agreement itself. Except where otherwise expressly stated, Purchaser may give or withhold, or give conditionally, approvals and consents and may form opinions and make determinations in its absolute sole discretion. Except as specifically required herein, any requirement of good faith, discretion or judgment by Purchaser or Agent shall not be construed to require Purchaser to request or await receipt of information or documentation not immediately available from or with respect to Seller, any other Person or the Purchased Assets themselves.

3.	THE TRANSACTIONS

(a) It is acknowledged and agreed that, notwithstanding any other provision of this Agreement to the contrary, the facility provided under this Agreement is (i) a committed facility with respect to the Committed Amount and (ii) an uncommitted facility with respect to the Uncommitted Amount, and Purchaser shall have no obligation to enter into any Transactions hereunder with respect to the Uncommitted Amount. All purchases of Mortgage Loans hereunder shall be first deemed committed up to the Committed Amount and then the remainder, if any, shall be deemed uncommitted up to the Uncommitted Amount.

(b) Subject to the terms and conditions of the Program Documents, Purchaser shall enter into Transactions; provided that the Aggregate MRA Purchase Price shall not exceed, as of any date of determination, the lesser of (a) the Maximum Aggregate Purchase Price (less the sum of the MSR Facility Borrowed Amount and the Aggregate EPF Purchase Price) and (b) the Asset Base.

(c) Unless otherwise agreed, Seller shall request that Purchaser enter into a Transaction with respect to any Eligible Mortgage Loan by delivering to the indicated required parties (each, a “Required Recipient”) the required delivery items (each, a “Required Delivery Item”) set forth in the table below by the corresponding required delivery time (the “Required Delivery Time”), and such Transaction shall occur no later than the corresponding required purchase time (the “Required Purchase Time”):

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Purchased Asset Type	Required Delivery Items	Required Delivery Time	Required Recipient	Required Purchase Time
Eligible Mortgage Loans (other than Wet-Ink Mortgage Loans, and Modified Loans)	(i) a Transaction Notice and (ii) Seller Mortgage Loan Schedule	No later than 2:00 p.m. (New York City time) on the requested Purchase Date	Purchaser and Custodian	No later than 5:00 p.m. (New York City time) on the requested Purchase Date
	The complete Mortgage Files to Custodian for each Mortgage Loan subject to such Transaction	No later than 9:00 a.m. (New York City time) on the Business Date prior to the requested Purchase Date	Custodian
Wet-Ink Mortgage Loans	(i) a Transaction Notice, (ii) Seller Mortgage Loan Schedule and (iii) a Closing Protection Letter	No later than 2:30 p.m. (New York City time) on the requested Purchase Date	Purchaser and Custodian	No later than 4:30 p.m. (New York City time) on the requested Purchase Date
Modified Loans	(i) a Transaction Notice and (ii) Seller Mortgage Loan Schedule	No later than 10:00 a.m. (New York City time) on the Business Day prior to the requested Purchase Date	Purchaser and Custodian	No later than 5:00 p.m. (New York City time) on the requested Purchase Date

The date on which any notice pursuant to this Section 3(c) is given is known as the “Notice Date”; provided that with respect to any Eligible Mortgage Loan, if such notice is given after the Required Delivery Time, the Notice Date shall be deemed to be the next succeeding Business Day and the proposed Purchase Date shall be no earlier than such Notice Date.

(d) With respect to each Wet-Ink Mortgage Loan, within the time period specified in the Pricing Side Letter, Seller shall cause the related Settlement Agent to deliver, or shall promptly deliver upon receipt from Settlement Agent, to the Custodian the remaining documents in the Mortgage File.

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(e) Upon Seller’s request to enter into a Transaction pursuant to Section 3(c) and assuming all conditions precedent set forth in this Section 3 and in Sections 10(a) and (b) have been met, and provided no Default or Event of Default shall have occurred and be continuing, on the requested Purchase Date, Purchaser shall, in the case of a Transaction with respect to the Committed Amount, and may, in its sole discretion, in the case of a Transaction with respect to the Uncommitted Amount, purchase the Eligible Mortgage Loans included in the related Transaction Notice by transferring the Purchase Price (net of any related Structuring Fee or any other fees and expense then due and payable by Seller to the Purchaser pursuant to the Agreement) in accordance with the following wire instructions or as otherwise provided:

Bank of America

100 West 33rd Street

New York, New York 10001

Attention: Jasmin Tabar

Phone: (888) 715-1000 x 57328

ABA 026009593

For Further Credit to: 12355-44258
Account Name: PennyMac Loan Services, LLC Operating Account

Notify Pamela Marsh/Kevin Chamberlain @ (805) 330-6059/ (818) 746-2877

Email: pamela.marsh@pnmac.com; kevin.chamberlain@pnmac.com
With copies to: treasury@pnmac.com and whseops@pnmac.com

Seller acknowledges and agrees that the Purchase Price includes a mutually negotiated premium allocable to the portion of the Purchased Assets that constitutes the related Servicing Rights.

(f) On the related Price Differential Determination Date, Agent shall calculate the Price Differential for each outstanding Transaction payable on the Monthly Payment Date utilizing the Pricing Rate. Not less than two (2) Business Days prior to each Monthly Payment Date, Agent shall provide Seller with an invoice for the amount of the Price Differential due and payable with respect to all outstanding Transactions, setting forth the calculations thereof in reasonable detail and all accrued fees and expenses then due and owing to the Purchaser. On the earliest of (1) the Monthly Payment Date or (2) the Termination Date, Seller shall pay to the Purchaser the Price Differential then due and payable for (x) all outstanding Transactions and (y) Purchased Assets for which the Purchaser has received the related Repurchase Price (other than Price Differential) pursuant to Section 3(g) during the prior calendar month.

(g) With respect to a Transaction, upon the earliest of (1) the Repurchase Date and (2) the Termination Date, Seller shall pay to the Purchaser the related Repurchase Price (other than the related accrued Price Differential) together with any other Obligations then due and payable, and shall repurchase all Purchased Assets then subject to such Transaction. The Repurchase Price shall be transferred directly to the Purchaser.

(h) If Agent determines in its sole discretion that any Change in Law or any change in accounting rules regarding capital requirements has the effect of reducing the rate of return on Purchaser’s capital or on the capital of any Affiliate of Purchaser under this Agreement as a consequence of such Change in Law or material change in accounting rules, then from time to time Seller will compensate the Purchaser or the Purchaser’s Affiliate, as applicable, for such reduced rate of return suffered as a consequence of such Change in Law or change in accounting rules on terms similar to those imposed by the Purchaser. Further, if due to the introduction of, any change in, or the compliance by Purchaser with (i) any eurocurrency reserve requirement, or (ii) the interpretation of any law, regulation or any guideline or request from any central bank or other Governmental Authority whether or not having the force of law, there shall be an increase in the cost to Purchaser or any Affiliate of Purchaser in engaging in the present or any future Transactions, then Seller shall, from time to time and upon demand by the Purchaser, compensate the Purchaser or the Purchaser’s Affiliate for such increased costs, and such amounts shall be deemed a part of the Obligations hereunder. The Purchaser shall provide Seller with notice as to any such Change in Law, change in accounting rules or change in compliance promptly following Purchaser’s receipt of actual knowledge thereof.

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(i) Reserved.

(j) If, on any Business Day, Agent determines (which determination shall be conclusive absent manifest error) (a) that adequate and reasonable means do not exist for ascertaining LIBOR; or (b) that LIBOR will not adequately and fairly reflect the cost to Purchaser of entering into or maintaining outstanding Transactions; or (c) that it has become unlawful for any Purchaser to honor its obligation to enter into or maintain outstanding Transactions hereunder using LIBOR, then Agent shall give notice thereof to Seller by telephone, facsimile, or other electronic means as promptly as practicable thereafter and, until Agent notifies Seller that the circumstances giving rise to such notice no longer exist, the Pricing Rate included in any Confirmation with respect to new Transactions and in any calculation of the Price Differential with respect to outstanding Transactions will be determined, subject to the timely approval of Seller after receipt of notice of such revised rate, at a rate per annum that Purchaser determines in its reasonable discretion adequately reflects the cost to Purchaser of making or maintaining such Transactions.

4.	CONFIRMATION

In the event that parties hereto desire to enter into a Transaction on terms other than as set forth in this Agreement, the parties shall execute a confirmation prior to entering into such Transaction, which confirmation shall be in a form that is mutually acceptable to the Purchaser and Seller and shall specify such terms, including, without limitation, the Purchase Date, the Purchase Price, the Pricing Rate therefor and the Repurchase Date (a “Confirmation”). Any such Confirmation and the related Transaction Notice, together with this Agreement, shall constitute conclusive evidence of the terms agreed to between Purchaser and Seller with respect to the Transaction to which the Confirmation relates. In the event of any conflict between this Agreement and a Confirmation, the terms of the Confirmation shall control with respect to the related Transaction.

5.	TAKEOUT COMMITMENTS

Seller hereby assigns to Purchaser, free of any security interest, lien, claim or encumbrance of any kind, Seller’s rights under each Takeout Commitment to deliver the Purchased Assets specified therein to the related Takeout Investor and to receive the purchase price therefor from such Takeout Investor. Seller shall deliver to Purchaser a duly executed and enforceable Trade Assignment on the date such Trade Assignment is executed by the related Takeout Investor. Subject to Purchaser’s rights hereunder, Purchaser agrees that it will satisfy the obligation under the Takeout Commitment to deliver the related Purchased Assets to the Takeout Investor on the Settlement Date specified therein. Seller understands that, as a result of this Section 5 and each Trade Assignment, Purchaser will succeed to the rights and obligations of Seller with respect to each Takeout Commitment subject to a Trade Assignment, and that in satisfying each such Takeout Commitment, Purchaser will stand in the shoes of Seller and, consequently, will be acting as a non-dealer in exercising its rights and fulfilling its obligations assigned pursuant to this Section 5 and each Trade Assignment. Each Trade Assignment delivered by Seller to Purchaser shall be delivered by Seller in a timely manner sufficient to enable Purchaser to facilitate the settlement of the related trade on the trade date in accordance with “good delivery standards” of the Securities Industry and Financial Markets Association as set forth in the Securities Industry and Financial Markets Association Uniform Practices Manual, as amended from time to time.

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6.	PAYMENT AND TRANSFER

(a) Unless otherwise agreed by Seller and Purchaser, all transfers of funds hereunder shall be in Dollars in immediately available funds. Seller shall remit (or, if applicable, shall cause to be remitted) directly to the Purchaser all payments required to be made by it to the Purchaser hereunder or under any other Program Document in accordance with wire instructions provided by the Purchaser. Any payments received by Purchaser after 4:00 p.m. (New York City time) shall be applied on the next succeeding Business Day.

(b) The Settlement Agent will aggregate and disburse funds directly in accordance with the Closing Protection Letter with respect to Wet-Ink Mortgage Loans that are subject to a Transaction hereunder.

7.	MARGIN MAINTENANCE

(a) Agent shall determine the Market Value of the Purchased Assets on a daily basis as determined by Agent in its sole discretion.

(b) If, as of any date of determination, the lesser of (a) 100% of the Principal Balance of the Eligible Mortgage Loans and (b) the aggregate Market Value of all related Purchased Assets subject to all Transactions, multiplied by the applicable Purchase Price Percentage is less than the Repurchase Price (excluding accrued Price Differential) for all such Transactions (a “Margin Deficit”), then Agent may, by notice to the Seller (as such notice is more particularly set forth below, a “Margin Call”), require Seller to transfer to the Purchaser or Purchaser’s designee cash or, at Purchaser’s option (and provided Seller has additional Eligible Mortgage Loans), additional Eligible Mortgage Loans to Purchaser (“Additional Purchased Mortgage Loans”) to cure the Margin Deficit. If the Agent delivers a Margin Call to the Seller on or prior to 11:00 a.m. (New York City time) on any Business Day, then the Seller shall transfer cash or Additional Purchased Mortgage Loans to the Purchaser or its designee no later than 5:00 p.m. (New York City time) on the same Business Day. In the event the Agent delivers a Margin Call to Seller after 11:00 a.m. (New York City time) on any Business Day, Seller shall be required to transfer cash or Additional Purchased Mortgage Loans no later than 12:00 noon (New York City time) on the next succeeding Business Day.

(c) Any cash transferred to the Purchaser or its designee pursuant to Section 16(f)(ii) herein shall reduce the Repurchase Price of the related Transactions.

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(d) The failure of Purchaser, on any one or more occasions, to exercise its rights hereunder, shall not change or alter the terms and conditions of this Agreement or limit the right of the Purchaser to do so at a later date. Seller and Purchaser each agree that a failure or delay by Purchaser to exercise its rights hereunder shall not limit or waive Purchaser’s rights under this Agreement or otherwise existing by law or in any way create additional rights for Seller.

(e) For the avoidance of doubt, it is hereby understood and agreed that Seller shall be responsible for satisfying any Margin Deficit existing as a result of any reduction of the Principal Balance of any Purchased Asset pursuant to any action by any bankruptcy court.

8.	TAXES; TAX TREATMENT

(a) All payments made by Seller and Guarantor under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto imposed by any Governmental Authority therewith or thereon, excluding income taxes, branch profits taxes, franchise taxes or any other tax imposed on net income by the United States, a state or a foreign jurisdiction under the laws of which the Purchaser is organized or of its applicable lending office, or a state or foreign jurisdiction with respect to which Purchaser has a present or former connection (other than any connection arising from executing, delivering, being party to, engaging in any transaction pursuant to, performing its obligations under or enforcing any Program Document), or any political subdivision thereof or taxes imposed under FATCA (collectively, such non-excluded taxes are hereinafter called “Taxes”), all of which shall be paid by Seller or Guarantor for its own account not later than the date when due. If Seller or Guarantor is required by law or regulation to deduct or withhold any Taxes from or in respect of any amount payable hereunder, it shall: (a) make such deduction or withholding, (b) pay the amount so deducted or withheld to the appropriate Governmental Authority not later than the date when due, (c) deliver to the Purchaser, promptly, original tax receipts and other evidence satisfactory to the Purchaser of the payment when due of the full amount of such Taxes; and (d) except as otherwise expressly provided in Section 8(d) below, pay to the Purchaser such additional amounts (including all Taxes imposed by any Governmental Authority on such additional amounts) as may be necessary so that Purchaser receives, free and clear of all Taxes, a net amount equal to the amount it would have received under this Agreement, as if no such deduction or withholding had been made.

(b) In addition, Seller and Guarantor agree to pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including, without limitation, mortgage recording taxes, transfer taxes and similar fees) imposed by any taxing authority that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement except such taxes imposed with respect to an assignment as a result of a present or former connection between Purchaser and the jurisdiction imposing such taxes (other than connections arising from Purchaser having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Program Document, or sold or assigned any Purchased Asset or Program Document) (“Other Taxes”).

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(c) Seller and Guarantor agree to indemnify the Purchaser for the full amount of Taxes (including additional amounts with respect thereto) and Other Taxes, and the full amount of Taxes of any kind imposed by any jurisdiction on amounts payable under this Section 8, and any liability (including penalties, interest and expenses arising thereon or with respect thereto) arising therefrom or with respect thereto, provided, that the Purchaser shall have provided Seller and Guarantor with evidence, reasonably satisfactory to the Seller and Guarantor, of payment of Taxes or Other Taxes, as the case may be.

(d) Any Purchaser that is either (i) not incorporated under the laws of the United States, any State thereof, or the District of Columbia or (ii) not otherwise treated as a “United States person” under the Code (a “Foreign Purchaser”) shall provide Seller and Agent with original properly completed and duly executed United States Internal Revenue Service (“IRS”) Forms W-8BEN-E or W-8ECI or any successor form prescribed by the IRS (or IRS Form W-8IMY, with IRS Form W-8BEN-E or W-8ECI attached), certifying that such Person is either (1) entitled to benefits under an income tax treaty to which the United States is a party which eliminates United States withholding tax under Sections 1441 through 1442 of the Code on payments to it or (2) otherwise fully exempt from United States withholding tax under Sections 1441 through 1442 of the Code on payments to it or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States in either case, on or prior to the date upon which each such Foreign Purchaser becomes a Purchaser. Each Foreign Purchaser will resubmit the appropriate form eliminating withholding tax on payments to it on the earliest of (A) the third anniversary of the prior submission, or (B) on or before the expiration of thirty (30) days after there is a “change in circumstances” with respect to such Person as defined in Treas. Reg. Section 1.1441-1(e)(4)(ii)(D). For any period with respect to which the Foreign Purchaser has failed to provide Seller and Guarantor with the appropriate form or other relevant document as expressly required under this Section 8(d) (unless such failure is due to a change in treaty, law, or regulation occurring subsequent to the date on which a form originally was required to be provided under the first sentence of this Section 8(d) or except to the extent that, pursuant to this Section 8, amounts payable with respect to such taxes were payable to Purchaser’s assignor immediately before Purchaser became a party hereto) such Person shall not be entitled to “gross-up” of Taxes under Section 8(a) or indemnification under Section 8(c) with respect to Taxes imposed by the United States which are imposed because of such failure; provided, however, that should a Foreign Purchaser, which is otherwise exempt from a withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, Seller or Guarantor, as applicable, shall, at no cost or expense to Seller or Guarantor, take such steps as such Foreign Purchaser shall reasonably request to assist such Foreign Purchaser to recover such Taxes. Upon the execution of this Agreement, each Purchaser that is a “United States person” within the meaning of the Code shall deliver to Seller and Guarantor a duly executed original of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable laws or reasonably requested by Seller or Guarantor as will enable Seller or Guarantor, as applicable, to determine whether or not Purchaser is subject to backup withholding or information reporting requirements. Unless Seller or Guarantor has received such forms or other documents or information as required by this Section 8(d) to establish Purchaser’s exception from backup withholding tax, Seller or Guarantor, as applicable, shall not be required to pay additional sums or indemnify Purchaser for any backup amount withheld.

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(e) If a payment made to Purchaser under this Agreement would be subject to United States federal withholding tax imposed by FATCA if Agent or Purchaser were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), Purchaser shall deliver to Seller and Guarantor at the time or times prescribed by law and at such time or times reasonably requested by Seller or Guarantor such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Seller or Guarantor as may be necessary for Seller and Guarantor to comply with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f) Without prejudice to the survival of any other agreement of Seller or Guarantor hereunder, the agreements and obligations of Seller and Guarantor contained in this Section 8 shall survive the termination of this Agreement. Nothing contained in this Section 8 shall require Purchaser to make available any of its tax returns or other information that it deems to be confidential or proprietary.

(g) Each party to this Agreement acknowledges that it is its intent solely for purposes of U.S. federal, state and local income and franchise taxes to treat each Transaction as indebtedness of Seller that is secured by the Purchased Assets and that the Purchased Assets are owned by Seller in the absence of an Event of Default by Seller. All parties to this Agreement agree to such treatment and agree to take no action inconsistent with this treatment, unless required by law.

9.	SECURITY INTEREST; PURCHASER’S APPOINTMENT AS ATTORNEY-IN-FACT

(a) Seller and Purchaser intend that (other than for tax and accounting purposes) the Transactions hereunder be sales to Purchaser of the Purchased Assets and not loans from Purchaser to Seller secured by the Purchased Assets. However, in order to preserve Purchaser’s rights under this Agreement in the event that a court or other forum recharacterizes the Transactions hereunder as other than sales, and as security for Seller’s performance of all of its Obligations, Seller hereby grants to the Purchaser a first priority security interest in all of Seller’s right, title and interest in, to and under the Purchased Assets, whether now owned or existing or hereafter acquired or arising. Seller acknowledges and agrees that its rights with respect to the Purchased Assets are and shall continue to be at all times junior and subordinate to the rights of the Purchaser hereunder.

(b) Seller hereby irrevocably constitutes and appoints Purchaser and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Seller and in the name of Seller or in its own name, from time to time in Purchaser’s discretion, to file such financing statement or statements relating to the Purchased Assets as Purchaser at its option may deem appropriate, and if an Event of Default shall have occurred and be continuing, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be reasonably necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, Seller hereby gives Purchaser the power and right, on behalf of Seller, without assent by, but with notice to, Seller, to do the following if an Event of Default shall have occurred and be continuing and Purchaser has elected to exercise its remedies pursuant to Section 18 hereof:

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(i) in the name of Seller, or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any Purchased Assets and to file any claim or to take any other action or initiate and maintain any appropriate proceeding in any appropriate court of law or equity or otherwise deemed appropriate by Purchaser for the purpose of collecting any and all such moneys due with respect to any Purchased Assets whenever payable;

(ii) to pay or discharge taxes and Liens levied or placed on or threatened against the Purchased Assets;

(iii) (A) to direct any party liable for any payment under any Purchased Assets to make payment of any and all moneys due or to become due thereunder directly to Purchaser or as Purchaser shall direct, (B) in the name of Seller, or in its own name, or otherwise as appropriate, to directly send or cause the applicable servicer to send “hello” letters, “goodbye” letters in the form of Exhibit D, and Section 404 Notices; (C) to ask or demand for, collect, receive payment of and receipt for any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Purchased Assets; (D) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Purchased Assets; (E) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Purchased Assets or any proceeds thereof and to enforce any other right in respect of any Purchased Assets; (F) to defend any suit, action or proceeding brought against Seller with respect to any Purchased Assets; (G) to settle, compromise or adjust any suit, action or proceeding described in clause (F) above and, in connection therewith, to give such discharges or releases as Purchaser may deem appropriate; and (H) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Purchased Assets as fully and completely as though Purchaser was the absolute owner thereof for all purposes, and to do, at Purchaser’s option and Seller’s expense, at any time, and from time to time, all acts and things which Purchaser deems necessary to protect, preserve or realize upon the Purchased Assets and Purchaser’s Liens thereon and to effect the intent of this Agreement, all as fully and effectively as Seller might do.

Seller hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.

Seller also authorizes Purchaser, from time to time if an Event of Default shall have occurred and be continuing, to execute any endorsements, assignments or other instruments of conveyance or transfer with respect to the Purchased Assets in connection with any sale provided for in Section 18 hereof.

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The powers conferred on Purchaser hereunder are solely to protect Purchaser’s interests in the Purchased Assets and shall not impose any duty upon it to exercise any such powers. Purchaser shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither Purchaser nor any of its officers, directors, employees or agents shall be responsible to Seller for any act or failure to act hereunder.

10.	CONDITIONS PRECEDENT

(a) As conditions precedent to the effectiveness of this Agreement, Purchaser shall have received on or before the Effective Date the following, in form and substance satisfactory to Purchaser and duly executed by each party thereto (as applicable):

(i) Each of the Program Documents duly executed and delivered by the parties thereto and being in full force and effect, free of any modification, breach or waiver;

(ii) Certificates of an officer of each of Seller and Guarantor attaching certified copies of Seller’s and Guarantor’s respective consents or charter, bylaws and corporate resolutions (or equivalent documents), as applicable, approving the Program Documents and Transactions thereunder (either specifically or by general resolution), and all documents evidencing other necessary corporate action or governmental approvals as may be required in connection with the Program Documents;

(iii) Certified copies of good standing certificates from the jurisdiction of organization of each of Seller and Guarantor, dated as of no earlier than the date which is ten (10) Business Days prior to the Purchase Date with respect to the initial Transaction hereunder;

(iv) An incumbency certificate of the secretary of each of Seller and Guarantor certifying the names, true signatures and titles of Seller’s and Guarantor’s respective representatives who are duly authorized to request Transactions hereunder and to execute the Program Documents and the other documents to be delivered thereunder;

(v) An opinion of Seller’s and Guarantor’s outside counsel as to such matters as Purchaser or Agent may reasonably request, including, without limitation, with respect to Purchaser’s first priority lien on and perfected security interest in the Purchased Assets, enforceability and an opinion that this Agreement constitutes a “repurchase agreement” and a “securities contract” within the meaning of the Bankruptcy Code and an opinion that no Transaction constitutes an avoidable transfer under Section 546(f) of the Bankruptcy Code, each in form and substance acceptable to Purchaser and Agent; and an opinion of Seller’s and Guarantor’s inside counsel as to such matters as Purchaser or Agent may reasonably request, including, a no material litigation, non-contravention and corporate opinion with respect to Seller and Guarantor and an opinion with respect to the inapplicability of the Investment Company Act to Seller and Guarantor (or, provided that Purchaser is afforded the opportunity to conduct due diligence at the Seller’s expense, an officer’s certificate from each of the Seller and the Guarantor with respect to the inapplicability of the Investment Company Act to Seller and Guarantor);

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(vi) Seller shall have paid to Purchaser and Purchaser shall have received all accrued and unpaid fees and expenses owed to Purchaser in accordance with the Program Documents, including without limitation, the Structuring Fee and any Transaction Fees then due and owing pursuant to Section 2 of the Pricing Side Letter and any fees due and owing to the Verification Agent, in each case, in immediately available funds, and without deduction, set-off or counterclaim;

(vii) A copy of the insurance policies required by Section 14(q) of this Agreement;

(viii) Duly completed and filed Uniform Commercial Code financing statements acceptable to Purchaser and covering the Purchased Assets on Form UCC1;

(ix) Purchaser and/or Agent shall have completed the due diligence review pursuant to Section 36, and such review shall be satisfactory to Purchaser and Agent in their sole discretion;

(x) Seller shall have provided evidence, satisfactory to Purchaser and Agent, that Seller’s Approvals are in good standing; and

(xi) Any other documents reasonably requested by Purchaser or Agent.

(b) As conditions precedent to each Transaction (including the initial Transaction), each of the following conditions precedent must have been satisfied:

(i) Purchaser or the Purchaser’s designee shall have received on or before the Purchase Date with respect to Eligible Mortgage Loans that are to be the subject of such Transaction (unless otherwise specified in this Agreement) the following, in form and substance satisfactory to the Purchaser and (if applicable) duly executed:

(A)	Seller shall have paid to Purchaser and Purchaser shall have received all accrued and unpaid fees and expenses owed to Purchaser in accordance with the Program Documents in immediately available funds, and without deduction, set-off or counterclaim;

(B)	The Transaction Notice and Seller Mortgage Loan Schedule (and additionally with respect to Wet-Ink Mortgage Loans, the Closing Protection Letter) with respect to such Eligible Mortgage Loans, delivered pursuant to Section 3(c);

(C)	Such certificates, customary opinions of counsel or other documents as Purchaser or Agent may reasonably request, provided that such opinions of counsel shall not be required routinely in connection with each Transaction but shall only be required from time to time as deemed necessary by Purchaser in its commercially reasonable judgment;

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(D)	Purchaser shall have received the Structuring Fee and the Transaction Fees in respect of such Transaction then due and owing pursuant to Section 2 of the Pricing Side Letter, in immediately available funds, and without deduction, set-off or counterclaim;

(E)	With respect to Mortgage Loans that are not Wet-Ink Mortgage Loans, an original trust receipt executed by the Custodian in accordance with the terms of the Custodial and Disbursement Agreement without exceptions and with respect to Wet-Ink Mortgage Loans, a Notice of Intent to Issue a Trust Receipt;

(F)	Such other certifications of Custodian as are required under Sections 2 and 4 of the Custodial and Disbursement Agreement;

(G)	With respect to any Wet-Ink Mortgage Loan that is the subject of such Transaction, a copy of a signed Closing Protection Letter in the form attached as Exhibit G hereto, or such other letter in form and substance acceptable to Purchaser in its sole discretion;

(H)	With respect to any Warehouse Lender to Seller, a Warehouse Lender’s Release from such Warehouse Lender (including any party that has a precautionary security interest in a Mortgage Loan) having a security interest in any Mortgage Loans, releasing any and all of its right, title and interest in, to and under such Mortgage Loan (including, without limitation, any security interest that such secured party or secured party’s agent may have by virtue of its possession, custody or control thereof) and, to the extent applicable, a copy of any Uniform Commercial Code termination statement filed in respect of any Uniform Commercial Code filings made in respect of such Mortgage Loan, and each such Warehouse Lender’s Release and Uniform Commercial Code termination statement has been delivered to Purchaser prior to such Transaction and to the Custodian as part of the Mortgage File; and

(I)	Purchaser shall have received the Non-Utilization Fee then due and owing pursuant to Section 2 of the Pricing Side Letter in immediately available funds, and without deduction, set-off or counterclaim; provided that Purchaser may, in its sole discretion, net any Non-Utilization Fee from the proceeds of any Purchase Price paid by Purchaser to Seller.

(ii) No Default or Event of Default shall have occurred and be continuing;

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(iii) Purchaser shall not have reasonably determined that the introduction of or a change in any Requirement of Law or in the interpretation or administration of any requirement of law applicable to Purchaser has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for Purchaser to enter into Transactions with the applicable Pricing Rate;

(iv) Both immediately prior to the related Transaction and also after giving effect thereto and to the intended use thereof, all representations and warranties in the Program Documents shall be true and correct on the date of such Transaction (with the same force and effect as if made on such date) and Seller is in compliance with the terms and conditions of the Program Documents, other than as may be expressly waived by the Purchaser;

(v) The then Aggregate MRA Purchase Price when added to the Purchase Price for the requested Transaction shall not exceed, as of any date of determination, the lesser of (a) the Maximum Aggregate Purchase Price (less the sum of the MSR Facility Borrowed Amount and the Aggregate EPF Purchase Price) and (b) the Asset Base;

(vi) The Purchase Price for the requested Transaction shall not be less than $500,000;

(vii) Satisfaction of any conditions precedent to the initial Transaction as set forth in clause (a) of this Section 10 that were not satisfied prior to such initial Purchase Date;

(viii) Purchaser shall have determined that all actions necessary to maintain Purchaser’s perfected security interest in the Purchased Assets have been taken;

(ix) Purchaser or its designee shall have received any other documents reasonably requested by Purchaser; and

(x) There is no Margin Deficit at the time immediately prior to entering into a new Transaction (other than a Margin Deficit that will be cured contemporaneous with such Transaction in accordance with the provisions of Section 7 hereof).

(xi) None of the following shall have occurred and/or be continuing:

(A)	an event or events shall have occurred in the good faith determination of Purchaser resulting in the effective absence of a “repo market” or comparable “lending market” for financing debt obligations secured by mortgage loans or securities or an event or events shall have occurred resulting in Purchaser not being able to finance Eligible Mortgage Loans through the “repo market” or “lending market” with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events; or

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(B)	an event or events shall have occurred resulting in the effective absence of a “securities market” for securities backed by mortgage loans or an event or events shall have occurred resulting in Purchaser not being able to sell securities backed by mortgage loans at prices which would have been reasonable prior to such event or events; or

(C)	there shall have occurred a material adverse change in the financial condition of Purchaser which affects (or can reasonably be expected to affect) materially and adversely the ability of Purchaser to fund its obligations under this Agreement.

11.	RELEASE OF PURCHASED ASSETS

Upon timely payment in full of the Repurchase Price and all other Obligations (if any) then owing with respect to a Purchased Asset pursuant to Section 3(f) hereof, unless a Margin Deficit or an Event of Default shall have occurred and be continuing: (a) the Purchaser shall automatically and without any further action terminate any security interest that Purchaser may have in such Purchased Asset, (b) Purchaser shall automatically and without further action sell and release to the Seller such Purchased Asset, and (c) with respect to such Purchased Asset, Purchaser shall or shall direct Custodian to release such Purchased Asset to Seller. Except as set forth in Section 16(f)(ii) and Section 15, Seller shall give at least one (1) Business Day’s prior written notice to the Purchaser if such repurchase shall occur on any date other than the Repurchase Date.

If such a Margin Deficit is applicable, Purchaser shall notify Seller of the amount thereof and Seller may thereupon satisfy the Margin Call in the manner specified in Section 7.

12.	RELIANCE

With respect to any Transaction, Purchaser may conclusively rely upon, and shall incur no liability to Seller in acting upon, any request or other communication that Purchaser reasonably believes to have been given or made by a person authorized to enter into a Transaction on Seller’s behalf.

13.	REPRESENTATIONS AND WARRANTIES

Each of the Seller and Guarantor hereby represents and warrants to Purchaser and Agent, and shall on and as of the Purchase Date for any Transaction and on and as of each date thereafter through and including the related Repurchase Date be deemed to represent and warrant to Purchaser and Agent that:

(a) Due Organization, Qualification, Power, Authority and Due Authorization. Each of the Seller and Guarantor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and it has qualified to do business in each jurisdiction in which it is legally required to do so. Each of the Seller and Guarantor has the power and authority under its certificate of incorporation, bylaws (or equivalent documents) and applicable law to enter into this Agreement and the Program Documents and to perform all acts contemplated hereby and thereby or in connection herewith and therewith; this Agreement and the Program Documents and the transactions contemplated hereby and thereby have been duly authorized by all necessary action and do not require any additional approvals or consents or other action by, or any notice to or filing with, any Person other than any that have heretofore been obtained, given or made.

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(b) Noncontravention. The consummation of the transactions contemplated by this Agreement and Program Documents are in the ordinary course of business of each of the Seller and Guarantor and will not conflict with, result in the breach of or violate any provision of the charter or by-laws (or equivalent documents) of each of the Seller and Guarantor or result in the breach of any provision of, or conflict with or constitute a default under or result in the acceleration of any obligation under, any agreement, indenture, loan or credit agreement or other instrument to which Seller or Guarantor, the Purchased Assets or any of Seller’s Property or Guarantor’s Property is or may be subject, or result in the violation of any law, rule, regulation, order, judgment or decree to which Seller or Guarantor, the Purchased Assets or Seller’s Property or Guarantor’s Property is subject. Without limiting the generality of the foregoing, the consummation of the transactions contemplated herein or therein will not violate any policy, regulation or guideline of the FHA or VA or result in the voiding or reduction of the FHA insurance, VA guarantee or any other insurance or guarantee in respect of any Mortgage Loan, and such FHA insurance or VA guarantee is in full force and effect or shall be in full force and effect as required by the applicable Agency Guide.

(c) Legal Proceeding. There is no action, suit, proceeding, inquiry or investigation, at law or in equity, or before or by any court, public board or body pending or, to Seller’s knowledge or Guarantor’s knowledge, threatened against or affecting Seller or Guarantor (or, to Seller’s knowledge or Guarantor’s knowledge, any basis therefor) wherein an unfavorable decision, ruling or finding would adversely affect the validity of the Purchased Assets or the validity or enforceability of this Agreement, the Program Documents or any agreement or instrument to which Seller is a party and which is used or contemplated for use in the consummation of the transactions contemplated hereby, would adversely affect the proceedings of Seller in connection herewith or would or could materially and adversely affect Seller’s ability or Guarantor’s ability to carry out its obligations hereunder.

(d) Valid and Binding Obligations. This Agreement, the Program Documents and every other document to be executed by Seller or Guarantor in connection with this Agreement is and will be legal, valid, binding and subsisting obligations of Seller or Guarantor, as applicable, enforceable in accordance with their respective terms, except that (A) the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors’ rights generally and (B) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(e) Financial Statements. The financial statements of each of Seller and Guarantor, copies of which have been furnished to Purchaser, (i) are, as of the dates and for the periods referred to therein, complete and correct in all material respects, (ii) present fairly the financial condition and results of operations of Seller as of the dates and for the periods indicated and (iii) have been prepared in accordance with GAAP consistently applied, except as noted therein (subject as to interim statements to normal year-end adjustments). Since the date of the most recent financial statements, there has been no Material Adverse Change with respect to Seller or Guarantor. Except as disclosed in such financial statements or pursuant to Section 14(i) hereof, neither Seller nor Guarantor is subject to any contingent liabilities or commitments that, individually or in the aggregate, have a material possibility of causing a Material Adverse Change with respect to Seller.

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(f) Accuracy of Information. Neither this Agreement nor any representations and warranties or information relating to Seller or Guarantor that Seller or Guarantor has delivered or caused to be delivered to Purchaser, including, but not limited to, all documents related to this Agreement, the Program Documents or Seller’s or Guarantor’s financial statements, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made therein or herein in light of the circumstances under which they were made, not misleading. Since the furnishing of such documents or information, there has been no change, nor any development or event involving a prospective change that would render any of such documents or information untrue or misleading in any material respect.

(g) No Consents. No consent, license, approval or authorization from, or registration, filing or declaration with, any regulatory body, administrative agency or other governmental instrumentality, nor any consent, approval, waiver or notification of any creditor, lessor or other non-governmental Person, is required in connection with the execution, delivery and performance by Guarantor, Seller or its Parent Company, if any, of this Agreement or any other Program Document, other than any that have heretofore been obtained, given or made.

(h) Compliance With Law, Etc. No practice, procedure or policy employed or proposed to be employed by Seller or Guarantor in the conduct of its businesses violates any law, regulation, judgment, agreement, regulatory consent, order or decree applicable to it which, if enforced, would result in a Material Adverse Effect.

(i) Solvency. Each of Seller and Guarantor is solvent and will not be rendered insolvent by any Transaction and, after giving effect to each such Transaction, neither Seller nor Guarantor will be left with an unreasonably small amount of capital with which to engage in its business. Neither Seller nor Guarantor intends to incur, nor believes that it has incurred, debts beyond its ability to pay such debts as they mature. Neither Seller nor Guarantor is contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of Seller or Guarantor or any of their respective assets.

(j) Fraudulent Conveyance. The amount of consideration being received by Seller in respect of each Transaction, taken as a whole, constitutes reasonably equivalent value and fair consideration for the related Purchased Assets. Seller is not transferring any Purchased Assets with any intent to hinder, delay or defraud any of its creditors. The Agreement and the Program Documents, any other document contemplated hereby or thereby and each transaction have not been entered into fraudulently by Seller hereunder, or with the intent to hinder, delay or defraud any creditor or Purchaser.

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(k) Investment Company Act Compliance. Neither Seller, Guarantor nor any of their Subsidiaries is required to be registered as an “investment company” as defined under the Investment Company Act or as an entity “controlled by” an entity required to be registered as an “investment company” as defined under the Investment Company Act.

(l) Taxes. Seller has timely filed all federal and state tax returns that are required to be filed by it and paid all taxes, including any assessments received by it, to the extent that such taxes have become due (other than for taxes that are being contested in good faith and for which it has established adequate reserves). Any taxes, fees and other governmental charges payable by Seller or Guarantor in connection with a Transaction and the execution and delivery of the Program Documents have been paid.

(m) Additional Representations. With respect to each Asset to be sold hereunder by Seller to Purchaser, Seller hereby makes all of the applicable representations and warranties set forth in Exhibit B as of the related Purchase Date and continuously while such Asset is subject to a Transaction. Further, as of each Purchase Date, Seller shall be deemed to have represented and warranted in like manner that Seller has no knowledge that any such representation or warranty may have ceased to be true in a material respect as of such date, except as otherwise stated in a Transaction Notice, any such exception to identify the applicable representation or warranty and specify in reasonable detail the related knowledge of Seller.

(n) No Broker. Neither Seller nor Guarantor has dealt with any broker, investment banker, agent, or other person, except for Purchaser, who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to this Agreement; provided, that if Seller or Guarantor has dealt with any broker, investment banker, agent, or other person, except for Purchaser, who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to this Agreement, such commission or compensation shall have been paid in full by Seller or Guarantor.

(o) Good Title. Seller has not sold, assigned, transferred, pledged or hypothecated any interest in any individual Mortgage Loan subject to a Transaction to any person other than any sale, assignment, transfer, pledge or hypothecation that is released in conjunction with the sale to Purchaser hereunder, and upon delivery of a Purchased Asset to Purchaser, the Purchaser will be the sole owner thereof (other than for tax and accounting purposes), free and clear of any lien, claim or encumbrance other than those arising under this Agreement.

(p) Approvals. Each of Seller, Guarantor and Servicer has all requisite Approvals.

(q) Custodian; Disbursement Agent. The Custodian is an eligible custodian under each Agency Guide and each Agency Program, and is not an Affiliate of Seller. The Disbursement Agent is not an Affiliate of Seller.

(r) No Adverse Actions. Seller has not received from any Agency a notice of extinguishment or a notice indicating material breach, default or material non-compliance which the Agent reasonably determines may entitle an Agency to terminate, suspend, sanction or levy penalties against the Seller, or a notice from any Agency, HUD, FHA or VA indicating any adverse fact or circumstance in respect of Seller which the Agent reasonably determines may entitle such Agency, HUD, FHA or VA, as the case may be, to revoke any Approval or otherwise terminate, suspend Seller as an Agency approved issuer or servicer, or with respect to which such adverse fact or circumstance has caused any Agency, HUD, FHA or VA, as the case may be, to terminate Seller, without any subsequent rescission thereof in such notice.

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(s) Reserved.

(t) Affiliated Parties. Seller is not an Affiliate of the Custodian, Disbursement Agent or Settlement Agent or any other party to a Program Document hereunder.

The representations and warranties set forth in this Agreement shall survive transfer of the Purchased Assets to Purchaser and shall continue for so long as the Purchased Assets are subject to this Agreement.

14.	COVENANTS OF SELLER

Seller hereby covenants and agrees with Purchaser and Agent as follows:

(a) Defense of Title. Seller warrants and will defend the right, title and interest of Purchaser in and to all Purchased Assets against all adverse claims and demands.

(b) No Amendment or Compromise. None of Seller or those acting on Seller’s behalf shall amend, modify, or waive any term or condition of, or settle or compromise any claim in respect of, any item of the Purchased Assets, any related rights or any of the Program Documents without the prior written consent of Purchaser, unless such amendment or modification does not (i) affect the amount or timing of any payment of principal or interest payable with respect to a Purchased Asset, extend its scheduled maturity date, modify its interest rate, or constitute a cancellation or discharge of its outstanding principal balance or (ii) materially and adversely affect the security afforded by the real property, furnishings, fixtures, or equipment securing the Purchased Asset. Notwithstanding the foregoing, the Seller may amend, modify or waive any term or condition of the individual Mortgage Loans in accordance with Accepted Servicing Practices and the Agency Guides; provided, that Seller shall promptly notify Purchaser of any amendment, modification or waiver that causes any Mortgage Loan to cease to be an Eligible Mortgage Loan.

(c) No Assignment; No Liens. Seller shall not sell, assign, transfer or otherwise dispose of, or grant any option with respect to, or pledge, hypothecate or grant a security interest in, or Lien on or otherwise encumber (except pursuant to the Program Documents) any of the Purchased Assets or any interest therein, provided that this Section 14(c) shall not prevent any of the following: any contribution, sale, assignment, transfer or conveyance of Purchased Assets in accordance with the Program Documents and any forward purchase commitment or other type of take out commitment for the Purchased Assets (without vesting rights in the related purchasers as against the Purchaser).

Seller shall not sell, assign, transfer or otherwise dispose of, or grant any option with respect to, or grant, create, incur, assume or permit to exist any Lien with respect to any of the Purchased Assets, the Mortgage Notes or any Property related thereto, including but not limited to the related Mortgages securing such Mortgage Notes and the proceeds of the Mortgage Notes, unless such Liens are the subject of an intercreditor agreement in form and substance satisfactory to the Agent, other than: (A) assignments to, and Liens granted to, the Purchaser herein or under the Program Documents; (B) Liens in connection with deposits or pledges to secure payment of worker’s compensation, unemployment insurance, old age pensions or other social security obligations, in the ordinary course of business of the seller or any subsidiary; (C) liens for taxes, fees, assessments, and governmental charges not delinquent or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP; (D) encumbrances consisting of zoning regulations, easements, rights of way, survey exceptions and other similar restrictions on the use of real property and minor irregularities in title thereto which do not materially impair their use in operation of its business; (E) Liens in connection with hedging arrangements and (F) any other Lien approved by Agent in its sole discretion.

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(d) No Economic Interest. Neither Seller nor any affiliate thereof will acquire any economic interest in or obligation with respect to any Purchased Asset except for record title to the Mortgage relating to the Purchased Asset and the right and obligation to repurchase the Mortgage Loan hereunder and the right to receive amounts pursuant to Section 16.

(e) Preservation of Purchased Assets. Seller shall take all actions necessary or, in the opinion of Purchaser, desirable, to preserve the Purchased Assets so that they remain subject to a first priority perfected security interest hereunder and deliver evidence that such actions have been taken, including, without limitation, duly executed and filed Uniform Commercial Code financing statements on Form UCC1. Without limiting the foregoing, Seller will comply with all applicable laws, rules, regulations and other laws of any Governmental Authority applicable to Seller relating to the Purchased Assets and cause the Purchased Assets to comply with all applicable laws, rules, regulations and other laws of any such Governmental Authority. Seller will not allow any default to occur for which Seller is responsible under any Purchased Assets or any Program Documents and Seller shall fully perform or cause to be performed when due all of its obligations under any Purchased Assets or the Program Documents.

(f) Maintenance of Papers, Records and Files.

(i) Seller shall maintain all Records relating to the Purchased Assets not in the possession of Custodian in good and complete condition in accordance with industry practices and preserve them against loss. Seller shall collect and maintain or cause to be collected and maintained all such Records in accordance with industry custom and practice, and all such Records shall be in the Purchaser’s or Custodian’s possession unless the Purchaser otherwise approves in writing. Seller will not cause or authorize any such papers, records or files that are an original or an only copy to leave Custodian’s possession, except for individual items removed in connection with servicing a specific Mortgage Loan, in which event Seller will obtain or cause to be obtained a receipt from the Custodian for any such paper, record or file, or as otherwise permitted under the Custodial and Disbursement Agreement.

(ii) For so long as Purchaser has an interest in or Lien on any Purchased Asset, Seller will hold or cause to be held all related Records for the sole benefit of the Purchaser.

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(iii) Upon reasonable advance notice from Custodian or Purchaser, Seller shall (x) make any and all such Records available to Custodian or Agent for examination, either by its own officers or employees, or by agents or contractors, or both, and make copies of all or any portion thereof, (y) permit Agent or its authorized agents to discuss the affairs, finances and accounts of Seller with Seller’s chief operating officer and chief financial officer and to discuss the affairs, finances and accounts of Seller with Seller’s independent certified public accountants.

(g) Financial Statements and Other Information; Financial Covenants.

(i) Seller shall keep or cause to be kept in reasonable detail books and records setting forth an account of its assets and business and, as applicable, shall clearly reflect therein the transfer of Purchased Assets to Purchaser. Seller or Guarantor, as applicable, shall furnish or cause to be furnished to Purchaser the following:

(A)	Financial Statements.

(1) As soon as is practicable, but in any event within ninety (90) days after the end of each fiscal year of each of Seller and Guarantor, the consolidated audited balance sheets of each of Seller and Guarantor and their respective consolidated Subsidiaries, which will be in conformity with GAAP, and the related consolidated audited statements of income and changes in equity showing the financial condition of Seller and Guarantor, respectively, and their respective consolidated Subsidiaries as of the close of such fiscal year and the results of operations during such year, and consolidated audited statements of cash flows, as of the close of such fiscal year, setting forth, in each case, in comparative form the corresponding figures for the preceding year. The foregoing consolidated financial statements are to be reported on by, and to carry the unqualified report (acceptable in form and content to Purchaser and Agent) of, an independent public accountant of national standing acceptable to Purchaser and Agent and are to be accompanied by a letter of management in form and substance acceptable to Purchaser and Agent;

(2) As soon as is practicable, but in any event within forty-five (45) days after the end of each month, consolidated unaudited balance sheets and consolidated statements of income and changes in equity, all to be in a form acceptable to Purchaser and Agent, showing the financial condition and results of operations of Seller or Guarantor, as applicable, and their respective consolidated Subsidiaries on a consolidated basis as of the end of each such month and for the then elapsed portion of the fiscal year, certified by a financial officer of Seller or Guarantor, as applicable, (acceptable to Purchaser and Agent) as presenting fairly the financial position and results of operations of Seller or Guarantor, respectively, and their respective consolidated Subsidiaries and as having been prepared in accordance with GAAP consistently applied, in each case, subject to normal year-end audit adjustments;

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(3) Promptly upon receipt thereof, a copy of each other report submitted to Seller and Guarantor by their independent public accountants in connection with any annual, interim or special audit of Seller or Guarantor, as applicable;

(4) Except to the extent publicly filed, promptly upon becoming available, copies of all financial statements, reports, notices and proxy statements sent by its Parent Company, Seller, Guarantor or any of Seller’s or Guarantor’s consolidated Subsidiaries in a general mailing to their respective stockholders;

(5) Except to the extent publicly filed, promptly upon becoming available, copies of any press releases issued by its Parent Company or Seller or Guarantor and copies of any annual and quarterly financial reports and any reports on Form H-(b)12 that its Parent Company or Seller or Guarantor may be required to file with the SEC or any federal banking agency, or any report which a Parent Company or Seller or Guarantor may be required to file with the SEC or any federal banking agency containing such financial statements, and other information concerning such Parent Company’s or Seller’s or Guarantor’s business and affairs as is required to be included in such reports in accordance with the rules and regulations of the SEC or such federal banking agency, as may be promulgated from time to time;

(6) Such supplements to the aforementioned documents and such other information regarding the operations, business, affairs and financial condition of their respective Parent Company, Seller, Guarantor or any of Seller’s or Guarantor’s respective consolidated Subsidiaries as Purchaser may request.

(B)	Reserved.

(C)	Other Information. Upon the request of Purchaser or Agent, such other information or reports as Purchaser or Agent may from time to time reasonably request.

(ii) Seller and Guarantor, as applicable, shall comply with the following financial covenants:

(A)	Seller shall maintain an Adjusted Tangible Net Worth of not less than $200,000,000, in each case as of the last day of each calendar month;

(B)	As of each fiscal quarter-end, Guarantor shall have maintained at least $1.00 in net income for at least one of the prior two fiscal quarters.

(C)	As of each month-end, Seller shall have maintained unrestricted cash and Cash Equivalents in an amount of not less than $20,000,000;

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(D)	As of the last day of each calendar month, the ratio of Indebtedness to Adjusted Tangible Net Worth, in the case of the Seller, does not exceed 10:1; and

(E)	In addition, in the event Seller or Guarantor is subject to financial covenants or margin maintenance notice and compliance requirements under any other agreement for Indebtedness that are more restrictive of Seller and/or Guarantor or otherwise more favorable to the lender thereunder than the financial covenants and margin maintenance requirements set forth hereinabove, such financial covenants and margin maintenance notice and compliance requirements shall be automatically incorporated into this Agreement, for as long as such provision(s) remain in full force and effect under such other agreement(s) for Indebtedness, as if fully set forth herein without the need of any further action on the part of any party and Seller and/or Guarantor shall comply with such financial covenants and margin maintenance notice and compliance requirements.

(iii) Certifications. Seller shall execute and deliver a certification substantially in the form of Exhibit A attached hereto within (x) forty-five (45) days after the end of each of the first two calendar months of each fiscal quarter, within (y) forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year, and (z) ninety (90) days after the end of each fiscal year.

(h) Agency Reporting. Seller shall comply with the reporting requirements of each Agency Guide and HUD.

(i) Notice of Material Events. Seller shall promptly inform Purchaser and Agent in writing of any of the following:

(i) any Default, Event of Default by Seller or Guarantor or any other Person (other than Purchaser or Purchaser’s Affiliates) of any material obligation under any Program Document, or the occurrence or existence of any event or circumstance that Seller reasonably expects will with the passage of time become a Default, Event of Default by Seller or any other Person;

(ii) any change in the insurance coverage of Seller as required to be maintained pursuant to Section 14(q) hereof, or any other Person pursuant to any Program Document, with copy of evidence of same attached;

(iii) the commencement of, or any determination in, any dispute, litigation, investigation, proceeding, sanctions or suspension between Guarantor, Seller or its Parent Company, on the one hand, and any Governmental Authority (or any other Person, but only with respect to material litigation) on the other;

(iv) any change in accounting policies or financial reporting practices of Seller which could reasonably be expected to have a Material Adverse Effect;

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(v) any event, circumstance or condition that has resulted, or has a reasonable likelihood of resulting in either a Material Adverse Change or a Material Adverse Effect with respect to Seller or Guarantor;

(vi) any material modifications to the Seller’s underwriting or acquisition guidelines;

(vii) any more restrictive financial covenants or margin maintenance notice and compliance requirements Seller or Guarantor becomes subject to or any more restrictive change or modification to any financial covenants or margin maintenance notice and compliance requirements Seller or Guarantor is obligated to comply with, in either case, under any agreement for Indebtedness or any waiver of compliance with such financial covenants;

(viii) any penalties, sanctions or charges levied, or threatened to be levied, against Seller or any change, or threatened change, in Approval status, or actions taken, or threatened to be taken, against Seller by or disputes between Seller and any Applicable Agency, or any supervisory or regulatory Government Authority (including, but not limited to HUD, FHA and VA) supervising or regulating the origination or servicing of mortgage loans by, or the issuer status of, Seller;

(ix) any consolidation or merger of Seller, any Change in Control of Seller or Guarantor, or any sale of all or substantially all of Seller’s Property or Guarantor’s Property; or

(x) upon Seller becoming aware of any termination or threatened termination by an Agency of the Custodian as an eligible custodian.

(j) Maintenance of Approvals. Each of Seller and Guarantor shall take all necessary actions to maintain its Approvals at all times during the term of this Agreement. If, for any reason, Seller or Guarantor ceases to maintain any such Approval, Seller or Guarantor, as applicable, shall so notify Purchaser and Agent immediately.

(k) Maintenance of Licenses. Each of Seller and Guarantor shall (i) maintain all licenses, permits or other approvals necessary for Seller and Guarantor to conduct its business and to perform its obligations under the Program Documents, (ii) remain in good standing under, and comply in all material respects with, all laws of each state in which it conducts business or any Mortgaged Property is located, and (iii) conduct its business in accordance with applicable law.

(l) Taxes, Etc. Each of Seller and Guarantor shall pay and discharge or cause to be paid and discharged, when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income and profits or upon any of its Property, real, personal or mixed (including without limitation, the Purchased Assets) or upon any part thereof, as well as any other lawful claims which, if unpaid, might become a Lien upon such properties or any part thereof, except for any such taxes, assessments and governmental charges, levies or claims as are appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are provided. Seller shall file on a timely basis all federal, and state and local tax and information returns, reports and any other information statements or schedules required to be filed by or in respect of it.

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(m) Nature of Business. Neither Seller nor Guarantor shall make any material change in the nature of its business as carried on at the date hereof.

(n) Limitation on Distributions. Each of Seller and Guarantor shall have the right to pay dividends so long as Seller and Guarantor remain in compliance with the financial covenants set forth in Section 14(g)(ii) immediately following such dividend distribution. Notwithstanding the foregoing, if an Event of Default has occurred and is continuing, neither Seller nor Guarantor shall make any payment of any dividends or make distributions on account of, or set apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any capital stock, senior or subordinate debt of Seller or Guarantor or other equity interests, respectively, thereof, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or Property or in obligations of Seller or Guarantor.

(o) Use of Custodian. Without the prior written consent of Purchaser, Seller shall use no third party custodian as document custodian other than the Custodian for the Mortgage File relating to the Mortgage Loans.

(p) Merger of Seller or Guarantor. Neither Seller nor Guarantor shall, at any time, directly or indirectly (i) liquidate or dissolve or enter into any consolidation or merger or be subject to a Change in Control or sell all or substantially all of its Property (other than in connection with an asset-based financing or other secondary market transaction related to the Seller’s assets in the ordinary course of the Seller’s or Guarantor’s business) without providing Purchaser with not less than forty-five (45) days’ prior written notice of such event; or (ii) form or enter into any partnership, joint venture, syndicate or other combination which would have a Material Adverse Effect with respect to Seller or Guarantor.

(q) Insurance. Seller shall obtain and maintain insurance with responsible companies in such amounts and against such risks as are customarily carried by business entities engaged in similar businesses similarly situated, including without limitation, the insurance required to be obtained and maintained by each Agency pursuant to the Agency Guides, and will furnish Purchaser on request full information as to all such insurance, and provide within fifteen (15) days after receipt of such request the certificates or other documents evidencing renewal of each such policy. Seller shall continue to maintain coverage, for itself and its Subsidiaries, that encompasses all acts required by each Agency in an aggregate amount of at least such amount as is required by each Agency.

(r) Affiliate Transaction. Seller shall not, at any time, directly or indirectly, sell, lease or otherwise transfer any Property or assets to, or otherwise acquire any Property or assets from, or otherwise engage in any transactions with, any of its Affiliates unless the terms thereof are no less favorable to Seller, than those that could be obtained at the time of such transaction in an arm’s length transaction with a Person who is not such an Affiliate.

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(s) Change of Fiscal Year. Seller shall not, at any time, directly or indirectly, except upon ninety (90) days’ prior written notice to Purchaser, change the date on which its fiscal year begins from its current fiscal year beginning date.

(t) Transfer of Servicing Rights, Servicing Files and Servicing. With respect to the Servicing Rights of each Purchased Asset, Seller shall transfer such Servicing Rights to the Purchaser or its designee on the related Purchase Date. With respect to the Servicing Files and the physical and contractual servicing of each Purchased Asset to the extent in the possession of Servicer, Servicer shall deliver such Servicing Files and the physical and contractual servicing to the Purchaser or its designee upon the expiration of the Servicing Term unless either such Servicing Term is renewed by the Purchaser or the termination of the Servicer pursuant to Section 16. Seller’s transfer of the Servicing Rights, and Seller’s transfer of the Servicing Files and the physical and contractual servicing under this Section shall be in accordance with customary standards in the industry including the transfer of the gross amount of all escrows held for the related Mortgagors (without reduction for unreimbursed advances or “negative escrows”).

(u) Audit and Approval Maintenance. Seller shall (i) at all times maintain copies of relevant portions of all final written Agency audits, examinations, evaluations, monitoring reviews and reports of its origination and servicing operations (including those prepared on a contract basis for any such agency) in which there are material adverse findings, including without limitation notices of defaults, notices of termination of approved status, notices of imposition of supervisory agreements or interim servicing agreements, and notices of probation, suspension, or non-renewal, and all necessary approvals from each Agency, (ii) promptly provide Agent with copies of such audits, examinations, evaluations, monitoring reviews and reports promptly upon receipt from any Agency or agent of any Agency, to the extent permitted by such Agency and (iii) take all actions necessary to maintain its respective Approvals.

(v) MERS. The Seller is a member of MERS in good standing and current in the payment of all fees and assessments imposed by MERS, and has complied with all rules and procedures of MERS. In connection with the assignment of any Purchased Asset registered on the MERS System, the Seller agrees that at the request of the Purchaser it will, at the Seller’s own cost and expense, promptly cause the MERS System to indicate that such Mortgage Loan has been transferred to the Purchaser in accordance with the terms of this Agreement by including in MERS’ computer files (a) the code in the field which identifies the specific owner of the Mortgage Loans and (b) the code in the field “Pool Field” which identifies the series in which such Mortgage Loans were sold. The Seller further agrees that it will not alter codes referenced in this paragraph with respect to any Mortgage Loan at any time that such Mortgage Loan is subject to this Agreement, and the Seller shall retain its membership in MERS at all times during the term of this Agreement.

(w) Fees and Expenses. Seller shall timely pay to Purchaser all fees and actual out of pocket expenses required to be paid by Seller hereunder and under any other Program Document to Purchaser in immediately available funds, and without deduction, set-off or counterclaim in accordance with the Purchaser’s Wire Instructions.

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(x) Agency Status. Once the Seller or any of its subservicers has obtained any status with an Agency mortgage loan pool for which Seller is issuer or servicer, Seller shall not take or omit to take any act that (i) would result in the suspension or loss of any of such status, or (ii) after which Seller or any such relevant subservicer would no longer be in good standing with respect to such status, or (iii) after which Seller or any such relevant subservicer would no longer satisfy all applicable Agency net worth requirements, if both (x) all of the material effects of such act or omission shall not have been cured by Seller or waived by the applicable Agency before termination of such status and (y) the termination of such status could reasonably be expected to have a Material Adverse Effect.

(y) Further Documents. Seller shall, upon request of Purchaser or Agent, promptly execute and deliver to Purchaser or Agent all such other and further documents and instruments of transfer, conveyance and assignment, and shall take such other action as Purchaser or Agent may require more effectively to transfer, convey, assign to and vest in Purchaser and to put Purchaser in possession of the Property to be transferred, conveyed, assigned and delivered hereunder and otherwise to carry out more effectively the intent of the provisions under this Agreement.

(z) Due Diligence. Seller will permit Purchaser, Agent or their respective agents or designees, including the Verification Agent, to perform due diligence reviews on the Mortgage Loans subject to each Transaction hereunder up to the Due Diligence Review Percentage and within thirty (30) days following the related Purchase Date. Seller shall cooperate in all respects with such diligence and shall provide Purchaser, Agent or their respective agents or designees, including the Verification Agent, with all loan files and other information (including, without limitation, Seller’s quality control procedures and results) reasonably requested by Purchaser, Agent or their respective agents or designees, including the Verification Agent and shall bear all costs and expenses incurred by any third party diligence firm (including the Verification Agent) in connection with any ongoing due diligence or auditing activities, subject to an annual cap of $20,000; provided, however that such annual cap shall not apply if a Default has occurred. Additionally, Seller shall grant Purchaser access to the Seller’s quality control procedures and results.

15.	REPURCHASE OF PURCHASED ASSETS

Upon discovery by Seller of a breach of any of the representations and warranties set forth on Exhibit B to this Agreement, Seller shall give prompt written notice thereof to Purchaser. Upon any such discovery by the Purchaser, the Purchaser will notify Seller. It is understood and agreed that the representations and warranties set forth in Exhibit B to this Agreement with respect to the Purchased Assets shall survive delivery of the respective Mortgage Files to the Purchaser or Custodian with respect to the Purchased Assets and shall inure to the benefit of Purchaser. The fact that Purchaser has conducted or has failed to conduct any partial or complete due diligence investigation in connection with their purchase of any Purchased Asset shall not affect Purchaser’s right to demand repurchase or any other remedy as provided under this Agreement. Seller shall, within five (5) Business Days of the earlier of Seller’s discovery or receipt of notice with respect to any Purchased Asset of (i) any breach of a representation or warranty contained in Exhibit B of this Agreement or (ii) any failure to deliver any of the items required to be delivered as part of the Mortgage File within the time period required for delivery pursuant to the Custodial and Disbursement Agreement, promptly cure such breach or delivery failure in all material respects. If within five (5) Business Days after the earlier of Seller’s discovery of such breach or delivery failure or receipt of notice thereof that such breach or delivery failure has not been remedied by Seller, Seller shall promptly, upon receipt of written instructions from Purchaser, at Purchaser’s option, repurchase such Purchased Asset at a purchase price equal to the Repurchase Price with respect to such Purchased Asset by wire transfer to the account designated by the Purchaser.

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16.	SERVICING OF THE MORTGAGE LOANS; SERVICER TERMINATION

(a) Servicer to Subservice.

(i) Upon payment of the Purchase Price, the Purchaser shall own the servicing rights related to the Mortgage Loans including the Mortgage File. Seller and Purchaser each agrees and acknowledges that the Mortgage Loans sold hereunder shall be sold to Purchaser on a servicing-released basis, and that Purchaser is engaging and hereby does engage Servicer to provide subservicing of each Mortgage Loan for the benefit of Purchaser.

(ii) So long as a Mortgage Loan is outstanding, Servicer shall neither assign, encumber or pledge its obligation to subservice the Mortgage Loans in whole or in part, nor delegate its rights or duties under this Agreement (to other than a subservicer) without the prior written consent of Purchaser, the granting of which consent shall be in the sole discretion of Purchaser. Servicer hereby acknowledges and agrees that (i) Purchaser is entering into this Agreement in reliance upon Servicer’s representations as to the adequacy of its financial standing, servicing facilities, personnel, records, procedures, reputation and integrity, and the continuance thereof; and (ii) Servicer’s engagement hereunder to provide mortgage servicing for the benefit of the Purchaser is intended by the parties to be a “personal service contract” and Servicer is hereunder intended by the parties to be an “independent contractor.”

(iii) Servicer shall subservice and administer the Mortgage Loans on behalf of Purchaser in accordance with Accepted Servicing Practices. Servicer shall have no right to modify or alter the terms of any Mortgage Loan or consent to the modification or alteration of the terms of any Mortgage Loan except in Strict Compliance with the related Agency Program. Servicer shall at all times maintain accurate and complete records of its servicing of the Mortgage Loans, and Agent may, at any time during Servicer’s business hours on reasonable notice, examine and make copies of such Servicing Records. Servicer agrees that Purchaser is the 100% beneficial owner of all Servicing Records relating to the Mortgage Loans. Servicer covenants to hold such Servicing Records for the benefit of Purchaser and to safeguard such Servicing Records and to deliver them promptly to Agent or its designee (including the Custodian) at Agent’s request or otherwise as required by operation of this Section 16.

(b) Servicing Term. Servicer shall subservice such Mortgage Loans for a term of thirty (30) days commencing as of the related Purchase Date, which term may be extended in writing by Purchaser in its sole discretion, for an additional thirty-day period (each, a “Servicing Term”); provided, that Purchaser shall have the right to immediately terminate the Servicer at any time following the occurrence of a Servicer Termination Event. If such Servicing Term is not extended by Purchaser or if Purchaser has terminated Servicer as a result of a Servicer Termination Event, Servicer shall transfer such servicing to Purchaser or its designee at no cost or expense to Purchaser as provided in Section 14(t). Servicer shall hold or cause to be held all Escrow Payments collected with respect to the Mortgage Loans in segregated accounts for the sole benefit of the Mortgagor and shall apply the same for the purposes for which such funds were collected. If Servicer should discover that, for any reason whatsoever, it has failed to perform fully its servicing obligations with respect to the Mortgage Loans, Servicer shall promptly notify Purchaser.

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(c) Servicing Reports. Within three (3) Business Days after the end of each month, and as requested by Purchaser from time to time, Servicer shall furnish to Purchaser reports in form and scope satisfactory to Purchaser, setting forth (i) data regarding the performance of the individual Mortgage Loans subject to Transactions as of the last day of the prior calendar month, including, at a minimum, unpaid principal balance, next payment due date, loan number, and borrower name; and (ii) any other information reasonably requested by Purchaser or Agent.

(d) Backup Servicer. Upon thirty (30) days written notice to Servicer and Seller (or immediately following the occurrence of an Event of Default or a Servicer Termination Event), the Agent, in its sole discretion, may appoint a backup servicer at any time during the term of this Agreement. In such event, Servicer shall commence monthly delivery to such backup servicer of the servicing information required to be delivered to Purchaser pursuant to Section 16(d) hereof and any other information reasonably requested by backup servicer, all in a format that is reasonably acceptable to such backup servicer. Purchaser shall pay all costs and expenses of such backup servicer, including, but not limited to all fees of such backup servicer in connection with the processing of such information and the maintenance of a servicing file with respect to the Purchased Assets. Servicer shall cooperate fully with such backup servicer in the event of a transfer of servicing hereunder and will provide such backup servicer with all documents and information necessary for such backup servicer to assume the servicing of the Purchased Assets.

(e) Collection Account. Prior to the initial Purchase Date, Servicer shall establish and maintain a separate account (the “Collection Account”) with the Bank in the Agent’s name for the sole and exclusive benefit of the Purchaser. Such account shall be subject to the Collection Account Control Agreement. The Servicer shall deposit or credit to the Collection Account all amounts collected on account of the Mortgage Loans within two (2) Business Days of receipt, and to remit such collections in accordance with Section 16(f) hereof. Following the occurrence and during the continuance of an Event of Default, such amounts shall be deposited or credited irrespective of any right of setoff or counterclaim arising in favor of Servicer (or any third party claiming through it) under any other agreement or arrangement. Amounts on deposit in the Collection Account shall be distributed as provided in Section 16(f).

(f) Income Payments.

(i) Where a particular term of a Transaction extends over the date on which Income is paid in respect of any Purchased Asset subject to that Transaction, (i) Seller shall deposit or cause to be deposited such Income into the Collection Account no later than two (2) Business Days after receipt thereof, and (ii) such Income shall be the property of the Purchaser subject to subsections 16(f)(ii), (iii) and (iv) below. The Collection Account shall be subject to the terms and conditions of the Collection Account Control Agreement.

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(ii) Except as otherwise provided in Section 16(f)(iv), on the Monthly Payment Date, Purchaser shall cause amounts deposited in the Collection Account to be released to Seller, which amounts shall be applied by Seller to (A) reduce outstanding Price Differential due and payable in respect of Purchased Assets for which the Purchaser has received the related Repurchase Price (other than Price Differential) pursuant to Section 3(g) during the prior calendar month, (B) pay all other Obligations then due and payable to Purchaser, and (C) release any excess to Seller.

(iii) Notwithstanding anything herein or in the Collection Account Control Agreement to the contrary, Purchaser shall in no event cause amounts deposited in the Collection Account to be released to Seller to the extent that such action would result in the creation of a Margin Deficit (unless prior thereto or simultaneously therewith Seller cures such Margin Deficit in accordance with Section 7), or if an Event of Default is then continuing. Further, if an uncured Margin Deficit exists as of such Monthly Payment Date, the Purchaser shall cause the Bank to disburse the Income related to the Transaction for which the Margin Deficit exists to the Purchaser (up to the amount of such Margin Deficit), which amounts shall be applied by the Purchaser to reduce the related Repurchase Price.

(iv) If Successor Servicer takes delivery of such Mortgage Loans either under the circumstances set forth in Section 16(i) or otherwise, all amounts deposited in the Custodial Account shall be paid to the Purchaser promptly upon such delivery.

(g) Reserved.

(h) Reserved.

(i) Servicer Termination. Purchaser, in its sole discretion, may terminate Servicer’s rights and obligations as subservicer of the affected Mortgage Loans and require Servicer to deliver the related Servicing Records to Purchaser or its designee upon the occurrence of (i) an Event of Default or (ii) upon the expiration of the Servicing Term as set forth in Section 16(b) by delivering written notice to Seller requiring such termination. Such termination shall be effective upon Servicer’s receipt of such written notice; provided, that Servicer’s subservicing rights shall be terminated immediately upon the occurrence of a Servicer Termination Event, regardless of whether notice of such event shall have been given to or by Purchaser or Servicer. Upon any such termination, all authority and power of Servicer respecting its rights to subservice and duties under this Agreement relating thereto, shall pass to and be vested in the successor servicer appointed by Purchaser (the “Successor Servicer”) and Purchaser is hereby authorized and empowered to transfer such rights to subservice the Mortgage Loans for such price and on such terms and conditions as Purchaser shall reasonably determine. Servicer shall promptly take such actions and furnish to Purchaser such documents that Purchaser deems necessary or appropriate to enable Purchaser to enforce such Mortgage Loans and shall perform all acts and take all actions so that the Mortgage Loans and all files and documents relating to such Mortgage Loans held by Servicer, together with all escrow amounts relating to such Mortgage Loans, are delivered to Successor Servicer, including but not limited to preparing, executing and delivering to the Successor Servicer any and all documents and other instruments, placing in the Successor Servicer’s possession all Servicing Records pertaining to such Mortgage Loans and doing or causing to be done, all at Seller’s sole expense. To the extent that the approval of the Applicable Agency is required for any such sale or transfer, Seller and Servicer shall fully cooperate with Purchaser to obtain such approval. All amounts paid by any purchaser of such rights to service or subservice the Mortgage Loans shall be the Property of Purchaser. The subservicing rights required to be delivered to Successor Servicer in accordance with this Section 16(i) shall be delivered free of any servicing rights in favor of Seller or Servicer or any third party (other than Purchaser) and free of any title, interest, lien, encumbrance or claim of any kind of Seller or Servicer other than record title to the Mortgages relating to the Mortgage Loans and the right and obligation to repurchase the Mortgage Loans hereunder. No exercise by Purchaser of its rights under this Section 16(i) shall relieve Seller or Servicer of responsibility or liability for any breach of this Agreement.

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17.	EVENTS OF DEFAULT

With respect to any Transactions covered by or related to this Agreement, the occurrence of any of the following events shall constitute an “Event of Default”:

(a) Seller fails to transfer the Purchased Assets to the Purchaser on the applicable Purchase Date (provided the Purchaser has tendered the related Purchase Price) and such failure is not cured within one (1) Business Day;

(b) Seller either fails to repurchase the Purchased Assets on the applicable Repurchase Date or fails to perform its obligations under Section 7 or the last sentence of Section 15 and such failure is not cured within one (1) Business Day;

(c) Seller shall fail to (i) remit to Purchaser when due any payment required to be made under the terms of this Agreement, any of the other Program Documents or any other contracts or agreements delivered in connection herewith or therewith and such failure is not cured within two (2) Business Days, or (ii) perform, observe or comply with any material term, condition, covenant or agreement contained in this Agreement or any of the other Program Documents (other than the other “Events of Default” set forth in this Section 17) or any other contracts or agreements delivered in connection herewith or therewith, and such failure is not cured within the time period expressly provided for therein, or, if no such cure period is provided, within three (3) Business Days of the earlier of (x) Seller’s receipt of written notice from Purchaser or Custodian of such breach or (y) the date on which Seller obtains notice or knowledge of the facts giving rise to such breach;

(d) Any representation or warranty made by Seller, as the case may be, (or any of Seller’s officers) in the Program Documents or in any other document, contract or agreement delivered in connection therewith, shall have been incorrect or untrue in any material respect when made or repeated or deemed by the terms thereof to have been made or repeated (other than the representations or warranties in Section 13(m) or Exhibit B which shall be considered solely for the purpose of determining whether the related Purchased Asset is an Eligible Mortgage Loan, unless (i) Seller shall have made any such representation or warranty with the knowledge that it was materially false or misleading at the time made or repeated or deemed to have been made or repeated, or (ii) any such representation or warranty shall have been determined by Purchaser in its sole discretion to be materially false or misleading on a regular basis); provided however, that, if Seller discovers a breach of the representations and warranties in Section 37 relating specifically to an Originator (other than Seller) and promptly notifies Purchaser in writing, Seller may cure such breach within three (3) Business Days by (i) repurchasing all affected Purchased Assets involving such Originator, (ii) certifying to Purchaser that Seller shall not request Purchaser to enter any additional Transaction with a Mortgage Loan involving such Originator, and (iii) cooperating with any request from any of Purchaser’s regulators.

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(e) Seller, Guarantor, or any of their respective Affiliates or Subsidiaries shall be in default under, or fail to perform as requested under, or shall otherwise breach the material terms of any agreement relating to, in each case beyond any applicable cure period, (i) any Indebtedness between (x) Seller or any of its Affiliates, or Guarantor’s guarantee, and (y) any Purchaser or any of Purchaser’s Affiliates (such amount in excess of $1,000,000), or (ii) any other agreement relating to Indebtedness between Seller, Guarantor, or any of their respective Affiliates or Subsidiaries on the one hand, and any Person, on the other hand (such amount in excess of $10,000,000); or Seller, Guarantor or any of their respective Affiliates or Subsidiaries shall be in default under, or fail to perform as requested under, or shall otherwise breach, beyond any applicable cure period, the terms of this Agreement or any other agreement between Purchaser or any of its Affiliates or Subsidiaries and the Seller, Guarantor or any of their respective Affiliates or Subsidiaries;

(f) Any Act of Insolvency of the Seller, Guarantor or any of their respective Affiliates;

(g) Any final judgment or order for the payment of money in excess of $5,000,000 in the aggregate (to the extent that it is, in the reasonable determination of Purchaser, uninsured and provided that any insurance or other credit posted in connection with an appeal shall not be deemed insurance for these purposes) shall be rendered against Guarantor or Seller or any of Seller’s or Guarantor’s Affiliates by one or more courts, administrative tribunals or other bodies having jurisdiction over them and the same shall not be discharged (or provisions shall not be made for such discharge) satisfied, or bonded, or a stay of execution thereof shall not be procured, within sixty (60) days from the date of entry thereof and Seller, Guarantor, or any of Seller’s or Guarantor’s Affiliates, as applicable, shall not, within said period of sixty (60) days, or such longer period during which execution of the same shall have been stayed or bonded, appeal therefrom and cause the execution thereof to be stayed during such appeal;

(h) Any Governmental Authority or any person, agency or entity acting or purporting to act under governmental authority (i) shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the Property of Seller, Guarantor, or any of Seller’s or Guarantor’s Affiliates, or shall have taken any action to displace the management of Seller, Guarantor, or any of Seller’s or Guarantor’s Affiliates or to curtail its authority in the conduct of the business of Seller, Guarantor, or any of Seller’s or Guarantor’s Affiliates, or (ii) takes any action in the nature of enforcement to remove, limit or restrict the approval of Seller, Guarantor, or any of Seller’s or Guarantor’s Affiliates as an issuer, Purchaser or a seller/servicer of Mortgage Loans or securities backed thereby;

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(i) Seller or Guarantor shall fail to comply with any of the applicable financial covenants set forth in Section 14(g)(ii);

(j) Any Material Adverse Effect shall have occurred;

(k) This Agreement shall for any reason cease to create a valid first priority security interest or ownership interest upon transfer in any material portion of the Purchased Assets purported to be covered hereby;

(l) A Change in Control of Seller or Guarantor shall have occurred that has not been approved by Agent;

(m) Purchaser or Agent shall reasonably request, specifying the reasons for such request, reasonable information, and/or written responses to such requests, regarding the financial well-being of Seller, and such reasonable information and/or responses shall not have been provided within ten (10) Business Days of such request;

(n) A default by Seller or any of its Affiliates or Subsidiaries shall have occurred and be continuing beyond the expiration of any applicable cure periods under any material agreement (including, without limitation, the Program Documents and the EPF Program Documents) or any other obligation entered into between such Person and Purchaser or any of its Affiliates, including the Loan Agreement;

(o) The Seller ceases to be a member of MERS in good standing for any reason (unless MERS is no longer acting in such capacity);

(p) Change of Servicer without consent of the Agent;

(q) A Servicer Termination Event shall have occurred; provided that no Event of Default shall occur if, upon a Servicer Termination Event, a replacement servicer reasonably acceptable to the Purchaser (i) is identified to Purchaser within thirty (30) days and (ii) replaces the Servicer within sixty (60) days of such Servicer Termination Event;

(r) Parent Company’s publicly traded stock is delisted or otherwise involuntarily removed from the New York Stock Exchange; or

(s) Parent Company’s failure to file Form 10-K or Form 10-Q within the time frame required by the SEC, but in any case no later than 75 days after such period end in the case of Form 10-K, and 40 days after such period end in the case of Form 10-Q.

18.	REMEDIES

Upon the occurrence of (i) an Event of Default (other than that referred to in Section 17(f)), the Purchaser, at its option, shall have the right to exercise any or all of the following rights and remedies and (ii) an Event of Default referred to in Section 17(f), the following rights and remedies shall immediately and automatically take effect without any further action by any Person.

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(a) (i) The Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (except that, in the event that the Purchase Date for any Transaction has not yet occurred as of the date of such exercise or deemed exercise, such Transaction shall be deemed immediately canceled). Seller’s Obligations hereunder to repurchase all Purchased Assets at the Repurchase Price therefor on the Repurchase Date in such Transactions shall thereupon become immediately due and payable; all Income paid after such exercise or deemed exercise shall be remitted to and retained by the Purchaser and applied to the aggregate Repurchase Prices and any other amounts owing by Seller hereunder; Seller shall immediately deliver to Purchaser or its designee any and all original papers, records and files relating to the Purchased Assets subject to such Transaction then in its possession and/or control; and all right, title and interest in and entitlement to such Purchased Assets and Servicing Rights thereon shall become Property of the Purchaser.

(ii) Purchaser may (A) sell, on or following the Business Day following the date on which the Repurchase Price becomes due and payable pursuant to Section 18(a)(i) without notice or demand of any kind, at a public or private sale and at such price or prices as Purchaser may reasonably deem satisfactory, any or all or portions of the Purchased Assets on a servicing-released or servicing-retained basis, as Purchaser may determine in its sole discretion and/or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Assets, to give Seller credit for such Purchased Assets (including credit for the Servicing Rights in respect of sales on a servicing-retained basis) in an amount equal to the Market Value of the Purchased Assets against the aggregate unpaid Repurchase Price and any other amounts owing by Seller hereunder. Seller shall remain liable to Purchaser for any amounts that remain owing to Purchaser following a sale and/or credit under the preceding sentence. The proceeds of any disposition of Purchased Assets shall be applied first to the reasonable costs and expenses including but not limited to legal fees incurred by Purchaser in connection with or as a result of an Event of Default; second to costs of cover and/or related hedging transactions; third to the aggregate Repurchase Prices; and fourth to all other Obligations.

(iii) The parties recognize that it may not be possible to purchase or sell all of the Purchased Assets on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Assets may not be liquid. In view of these characteristics of the Purchased Assets, the parties agree that liquidation of a Transaction or the underlying Purchased Assets does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, Purchaser may elect the time and manner of liquidating any Purchased Asset and nothing contained herein shall obligate Purchaser to liquidate any Purchased Asset upon the occurrence of an Event of Default or to liquidate all Purchased Assets in the same manner or on the same Business Day or shall constitute a waiver of any right or remedy of Purchaser. Notwithstanding the foregoing, the parties to this Agreement agree that the Transactions have been entered into in consideration of and in reliance upon the fact that all Transactions hereunder constitute a single business and contractual obligation and that each Transaction has been entered into in consideration of the other Transactions.

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(iv) The Purchaser may terminate the Agreement.

(b) Seller hereby acknowledges, admits and agrees that Seller’s obligations under this Agreement are recourse obligations of Seller. In addition to its rights hereunder, Purchaser shall have the right to proceed against any of Seller’s assets which may be in the possession of Purchaser, any of Purchaser’s Affiliates or their designees (including the Custodian), including the right to liquidate such assets and to set-off the proceeds against monies owed by Seller to Purchaser pursuant to this Agreement. Purchaser may set off cash, the proceeds of the liquidation of the Purchased Assets and Additional Purchased Mortgage Loans and all other sums or obligations owed by Purchaser to Seller or against all of Seller’s Obligations to Purchaser, or Seller’s obligations to Purchaser under any other agreement among the parties, or otherwise, whether or not such obligations are then due, without prejudice to Purchaser’s right to recover any deficiency.

(c) Purchaser shall have the right to obtain physical possession of the Records and all other files of Seller relating to the Purchased Assets and all documents relating to the Purchased Assets which are then or may thereafter come into the possession of Seller or any third party acting for Seller and Seller shall deliver to the Purchaser such assignments as the Purchaser shall request.

(d) Purchaser shall have the right to direct all Persons servicing the Purchased Assets to take such action with respect to the Purchased Assets as Purchaser determines appropriate, including, without limitation, using its rights under a power of attorney granted pursuant to Section 9(b) hereof.

(e) Purchaser shall, without regard to the adequacy of the security for the Obligations, be entitled to the appointment of a receiver by any court having jurisdiction, without notice, to take possession of and protect, collect, manage, liquidate, and sell the Purchased Assets or any portion thereof, collect the payments due with respect to the Purchased Assets or any portion thereof, and do anything that Purchaser is authorized hereunder to do. Seller shall pay all costs and expenses incurred by Purchaser in connection with the appointment and activities of such receiver, and such shall be deemed part of the Obligations hereunder.

(f) Purchaser may, at its option, enter into one or more hedging transactions covering all or a portion of the Purchased Assets, and Seller shall be responsible for all damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against Purchaser relating to or arising out of such hedging transactions; including without limitation any losses resulting from such hedging transactions, and such shall be deemed part of the Obligations hereunder.

(g) In addition to all the rights and remedies specifically provided herein, Purchaser shall have all other rights and remedies provided by applicable federal, state, foreign and local laws, whether existing at law, in equity or by statute, including, without limitation, all rights and remedies available to a purchaser/secured party under the Uniform Commercial Code.

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Except as otherwise expressly provided in this Agreement, Purchaser shall have the right to exercise any of its rights and/or remedies without presentment, demand, protest or further notice of any kind, other than as expressly set forth herein, all of which are hereby expressly waived by Seller.

Purchaser may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives, to the extent permitted by law, any right Seller might otherwise have to require Purchaser to enforce its rights by judicial process. Seller also waives, to the extent permitted by law, any defense Seller might otherwise have to the Obligations, or any guaranty thereof, arising from use of nonjudicial process, enforcement and sale of all or any portion of the Purchased Assets or from any other election of remedies. Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

Seller shall cause all sums received by it with respect to the Purchased Assets to be deposited promptly upon receipt thereof but in no event later than twenty-four (24) hours thereafter. Seller shall be liable to Purchaser for the amount of all losses, costs and/or expenses (plus interest thereon at a rate equal to the Default Rate) which Purchaser may sustain or incur in connection with hedging transactions relating to the Purchased Assets, conduit advances and payments for mortgage insurance.

19.	DELAY NOT WAIVER; REMEDIES ARE CUMULATIVE

No failure on the part of Purchaser to exercise, and no delay by Purchaser in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Purchaser of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All rights and remedies of Purchaser provided for herein are cumulative and in addition to any and all other rights and remedies provided by law, the Program Documents and the other instruments and agreements contemplated hereby and thereby, and are not conditional or contingent on any attempt by Purchaser to exercise any of its rights under any other related document. Purchaser may exercise at any time after the occurrence of an Event of Default one or more remedies permitted hereunder, as it so desires, and may thereafter at any time and from time to time exercise any other remedy or remedies permitted hereunder.

20.	USE OF EMPLOYEE PLAN ASSETS

No assets of an employee benefit plan subject to any provision of ERISA shall be used by either party hereto in a Transaction.

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21.	INDEMNITY

(a) Seller agrees to indemnify and hold harmless Purchaser, Agent and their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same is incurred within thirty (30) days following receipt of an invoice therefor) any and all claims, damages, losses, liabilities, taxes, increased costs and all other expenses including reasonable out-of-pocket expenses (including, without limitation, reasonable fees and expenses of outside counsel and audit and due diligence fees) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including without limitation, in connection with) (i) any investigation, litigation or other proceeding (whether or not such Indemnified Party is a party thereto) relating to, resulting from or arising out of any of the Program Documents and all other documents related thereto, any breach by Seller of any representation or warranty or covenant in this Agreement or any other Program Document, and all actions taken pursuant thereto, (ii) the Transactions, the actual or proposed use of the proceeds of the Transactions, this Agreement or any of the transactions contemplated thereby, including, without limitation, any acquisition or proposed acquisition, or any indemnity payable under the servicing agreement or other servicing arrangement, (iii) the actual or alleged presence of hazardous materials on any Property or any environmental action relating in any way to any Property, (iv) the actual or alleged violation of any federal, state, municipal or local predatory lending laws, (v) notwithstanding anything herein to the contrary, a breach of any of Seller’s representations and warranties found in Section 37(b) or (c), regardless of whether Seller cures such breach or (vi) the reduction of the Principal Balance due to a cram down or similar action authorized by any bankruptcy proceeding or other case arising out of or relating to any petition under the Bankruptcy Code, in each case, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted directly from such Indemnified Party’s gross negligence or willful misconduct or is the result of a claim made by Seller against the Indemnified Party, and Seller is ultimately the successful party in any resulting litigation or arbitration. Seller hereby agrees not to assert any claim against Purchaser or any of its Affiliates, or any of their respective officers, directors, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Program Documents, the actual or proposed use of the proceeds of the Transactions, this Agreement or any of the transactions contemplated thereby. THE FOREGOING INDEMNITY AND AGREEMENT NOT TO ASSERT CLAIMS EXPRESSLY APPLIES, WITHOUT LIMITATION, TO THE NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE INDEMNIFIED PARTIES.

(b) If Seller fails to pay when due any costs, expenses or other amounts payable by it under this Agreement, including, without limitation, reasonable fees and expenses of counsel and indemnities, such amount may be paid on behalf of Seller by Purchaser, in its sole discretion and Seller shall remain liable for any such payments by Purchaser and such amounts shall be deemed part of the Obligations hereunder. No such payment by Purchaser shall be deemed a waiver of any of the Purchaser’s rights under the Program Documents.

(c) Without prejudice to the survival of any other agreement of Seller hereunder, the covenants and obligations of Seller contained in this Section 21 shall survive the payment in full of the Repurchase Price and all other amounts payable hereunder and delivery of the Purchased Assets by Purchaser against full payment therefor.

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22.	WAIVER OF REDEMPTION AND DEFICIENCY RIGHTS

Seller hereby expressly waives, to the fullest extent permitted by law, every statute of limitation on a deficiency judgment, any reduction in the proceeds of any Purchased Assets as a result of restrictions upon Purchaser or Custodian contained in the Program Documents or any other instrument delivered in connection therewith, and any right that they may have to direct the order in which any of the Purchased Assets shall be disposed of in the event of any disposition pursuant hereto.

23.	REIMBURSEMENT; SET-OFF

(a) Seller agrees to pay on demand all reasonable out-of-pocket costs and expenses of Purchaser in connection with the initial and subsequent negotiation, modification, renewal and amendment of the Program Documents (including, without limitation, (A) all collateral review and UCC search and filing fees and expenses and (B) the reasonable fees and expenses of outside counsel for Purchaser with respect to advising Purchaser as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under this Agreement and any other Program Document, with respect to negotiations with Seller or with other creditors of Seller arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto). Notwithstanding the foregoing, and for the avoidance of doubt, Seller shall be responsible for 100% of the Purchaser’s legal fees associated with the initial preparation of the Program Documents up to the first $50,000 (the “Fee Cap”). Seller agrees to pay on demand, with interest at the Default Rate to the extent that an Event of Default has occurred, all costs and expenses, including without limitation, reasonable attorneys’ fees and disbursements (and fees and disbursements of Purchaser’s outside counsel) expended or incurred by Purchaser and/or Custodian in connection with the modification, renewal, amendment and enforcement (including any waivers) of the Program Documents (regardless of whether a Transaction is entered into hereunder), the taking of any action, including legal action, required or permitted to be taken by Purchaser (without duplication to Purchaser) and/or Custodian pursuant thereto or by refinancing or restructuring in the nature of a “workout.” Further, Seller agrees to pay, with interest at the Default Rate to the extent that an Event of Default has occurred, all costs and expenses, including without limitation, reasonable attorneys’ fees and disbursements (and fees and disbursements of Purchaser’s outside counsel) expended or incurred by Purchaser in connection with (a) the rendering of legal advice as to Purchaser’s rights, remedies and obligations under any of the Program Documents, (b) the collection of any sum which becomes due to Purchaser under any Program Document, (c) any proceeding for declaratory relief, any counterclaim to any proceeding, or any appeal, or (d) the protection, preservation or enforcement of any rights of Purchaser. For the purposes of this Section 23(a), attorneys’ fees shall include, without limitation, fees incurred in connection with the following: (1) discovery; (2) any motion, proceeding or other activity of any kind in connection with a bankruptcy proceeding or case arising out of or relating to any petition under Title 11 of the United States Code, as the same shall be in effect from time to time, or any similar law; (3) garnishment, levy, and debtor and third party examinations; and (4) post-judgment motions and proceedings of any kind, including without limitation any activity taken to collect or enforce any judgment. Any and all of the foregoing amounts referred to in this Section 23(a) shall be deemed a part of the Obligations hereunder. Without prejudice to the survival of any other agreement of Seller hereunder, the covenants and obligations of Seller contained in this Section 23(a) shall survive the payment in full of the Repurchase Price and all other amounts payable hereunder and delivery of the Purchased Assets by the Purchaser against full payment therefor.

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(b) In addition to any rights and remedies of Purchaser hereunder and at law, Purchaser and its Affiliates shall have the right, without prior notice to Seller, any such notice being expressly waived by Seller to the extent permitted by applicable law, upon any amount becoming due and payable (whether at the stated maturity, by acceleration or otherwise) by Seller hereunder or under any other agreement (including, without limitation, the Mortgage Loan Participation Purchase and Sale Agreement) entered into between Seller or any of its Affiliates on the one hand, and Purchaser or any of its Affiliates on the other hand, to set-off and appropriate and apply against such amount any and all Property and deposits (general or special, time or demand, provisional or final), in any currency, or any other credits, indebtedness or claims, in any currency, or any other collateral (in the case of collateral not in the form of cash or such other marketable or negotiable form, by selling such collateral in a recognized market therefor or as otherwise permitted by law or as may be in accordance with custom, usage or trade practice), in each case, whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Purchaser or any Affiliate thereof to or for the credit or the account of Seller or any of its Affiliates. Purchaser may also set-off cash and all other sums or obligations owed by the Purchaser or its Affiliates to Seller or its Affiliates (whether under this Agreement or under any other agreement between the parties (including, without limitation, the Mortgage Loan Participation Purchase and Sale Agreement) or between Seller or any of its Affiliates, on the one hand, and Purchaser or any of its Affiliates, on the other) against all of Seller’s obligations to Purchaser or its Affiliates (whether under this Agreement or under any other agreement (including, without limitation, the Mortgage Loan Participation Purchase and Sale Agreement) between the parties or between Seller or any of its Affiliates, on the one hand, and Purchaser or any of its Affiliates, on the other), whether or not such obligations are then due. The exercise of any such right of set-off shall be without prejudice to Purchaser’s or its Affiliate’s right to recover any deficiency. Purchaser agrees to promptly notify Seller after any such set-off and application made by Purchaser; provided that the failure to give such notice shall not affect the validity of such set-off and application.

24.	FURTHER ASSURANCES

Seller agrees to do such further acts and things and to execute and deliver to Purchaser or Agent such additional assignments, acknowledgments, agreements, powers and instruments as are reasonably required by Purchaser or Agent to carry into effect the intent and purposes of this Agreement, to perfect the interests of Purchaser in the Purchased Assets or to better assure and confirm unto Purchaser its rights, powers and remedies hereunder.

25.	ENTIRE AGREEMENT; PRODUCT OF NEGOTIATION

This Agreement supersedes and integrates all previous negotiations, contracts, agreements and understandings among the parties relating to a sale and repurchase of Purchased Assets and Additional Purchased Mortgage Loans, and it, together with the other Program Documents, and the other documents delivered pursuant hereto or thereto, contains the entire final agreement of the parties. No prior negotiation, agreement, understanding or prior contract shall have any validity hereafter.

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26.	TERMINATION

This Agreement shall remain in effect until the Termination Date. However, no such termination shall affect Seller’s outstanding obligations to Purchaser at the time of such termination. Seller’s obligations to indemnify Purchaser pursuant to this Agreement and the other Program Documents shall survive the termination hereof.

27.	REHYPOTHECATION; ASSIGNMENT

(a) Purchaser may, in its sole election, and without the consent of the Seller engage in repurchase transactions with the Purchased Assets or otherwise pledge, hypothecate, assign, transfer or otherwise convey the Purchased Assets with a counterparty of the Purchaser’s choice, in all cases subject to the Purchaser’s obligation to reconvey the Purchased Assets (and not substitutes therefor) on the Repurchase Date, all at no cost to the Seller. In the event Purchaser engages in a repurchase transaction with any of the Purchased Assets or otherwise pledges or hypothecates any of the Purchased Assets, the Purchaser shall have the right to assign to the Purchaser’s counterparty any of the applicable representations or warranties in Exhibit B to this Agreement and the remedies for breach thereof, as they relate to the Purchased Assets that are subject to such repurchase transaction.

(b) The Program Documents and the Seller’s rights and obligations thereunder are not assignable by Seller without the prior written consent of the Purchaser. Any Person into which Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which Seller shall be a party, or any Person succeeding to the business of Seller, shall be the successor of Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding. Without any requirement for further consent of the Seller and at no cost or expense to the Seller, each of the Purchaser and Agent may, in its sole election, assign or participate all or a portion of its rights and obligations under this Agreement and the Program Documents with a counterparty of the Purchaser’s or Agent’s choice. The Purchaser or Agent shall notify Seller of any such assignment and participation and shall maintain, for review by Seller upon written request, a register of assignees and participants and a copy of any executed assignment and acceptance by the Purchaser or Agent and assignee (“Assignment and Acceptance”), specifying the percentage or portion of such rights and obligations assigned. The Seller agrees that, for any such permitted assignment, Seller will cooperate with the prompt execution and delivery of documents reasonably necessary for such assignment process to the extent that Seller incurs no cost or expense that is not paid by the Purchaser or Agent, as applicable. Upon such assignment, (a) such assignee shall be a party hereto and to each Program Document to the extent of the percentage or portion set forth in the Assignment and Acceptance, and shall succeed to the applicable rights and obligations of the Purchaser or Agent hereunder, and (b) the Purchaser or Agent shall, to the extent that such rights and obligations have been so assigned by it to either (i) an Affiliate of the Purchaser or Agent which assumes the obligations of the Purchaser or Agent hereunder or (ii) to another Person which assumes the obligations of the Purchaser or Agent hereunder, be released from their obligations hereunder accruing thereafter and under the Program Documents.

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(c) The Purchaser and Agent may distribute to any prospective assignee, participant or pledgee any document or other information delivered to the Purchaser by Seller subject to the confidentiality restrictions contained in Section 35 hereof; accordingly, such prospective assignee, participant or pledgee shall be required to agree to confidentiality provisions similar to those set forth in Section 35.

28.	AMENDMENTS, ETC.

No amendment or waiver of any provision of this Agreement nor any consent to any failure to comply herewith or therewith shall in any event be effective unless the same shall be in writing and signed by Seller, Purchaser and Agent, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

29.	SEVERABILITY

If any provision of any Program Document is declared invalid by any court of competent jurisdiction, such invalidity shall not affect any other provision of the Program Documents, and each Program Document shall be enforced to the fullest extent permitted by law.

30.	BINDING EFFECT; GOVERNING LAW

This Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement and any claim, controversy or dispute arising under or related to or in connection with this Agreement, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF (EXCEPT FOR SECTION 5-1401 AND SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

31.	WAIVER OF JURY TRIAL; CONSENT TO JURISDICTION AND VENUE; SERVICE OF PROCESS

SELLER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE PROGRAM DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. SELLER HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS, ON BEHALF OF ITSELF AND ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF ANY COURT OF THE STATE OF NEW YORK, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE PROGRAM DOCUMENTS IN ANY ACTION OR PROCEEDING. SELLER HEREBY SUBMITS TO, AND WAIVES ANY OBJECTION IT MAY HAVE TO, NON-EXCLUSIVE PERSONAL JURISDICTION AND VENUE IN THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, WITH RESPECT TO ANY DISPUTES ARISING OUT OF OR RELATING TO THE PROGRAM DOCUMENTS. SELLER HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF A SUMMONS AND COMPLAINT AND OTHER PROCESS IN ANY ACTION, CLAIM OR PROCEEDING BROUGHT BY ANOTHER PARTY IN CONNECTION WITH THIS AGREEMENT OR THE OTHER PROGRAM DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER, OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS, ON BEHALF OF ITSELF OR ITS PROPERTY, IN THE MANNER SPECIFIED IN THIS SECTION 31 AND TO SUCH PARTY’S ADDRESS SPECIFIED IN SECTION 34 OR SUCH OTHER ADDRESS AS SUCH PARTY SHALL HAVE PROVIDED IN WRITING TO THE OTHER PARTIES HERETO. NOTHING IN THIS SECTION 31 SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO (I) SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW, OR (II) BRING ANY ACTION OR PROCEEDING AGAINST ANY OTHER PARTY OR ITS PROPERTIES IN THE COURTS OF ANY OTHER JURISDICTIONS.

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32.	SINGLE AGREEMENT

Seller, Purchaser and Agent acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, Seller, Purchaser and Agent each agree (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, and (ii) that payments, deliveries and other transfers made by any of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transaction hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

33.	INTENT

Seller, Purchaser and Agent recognize that each of the Transactions and this Agreement is a “repurchase agreement” as that term is defined in Section 101 of the Bankruptcy Code, and a “securities contract” as that term is defined in Section 741 of the Bankruptcy Code, or a “qualified financial contract” as that term is defined in the Federal Deposit Insurance Act, as applicable, and a “master netting agreement” as that term is defined in Section 101 of the Bankruptcy Code.

It is understood that Purchaser’s right to liquidate, the Purchased Assets and terminate and accelerate the Transactions and this Agreement or to exercise any other remedies pursuant to Section 18 hereof is a contractual right to liquidate, terminate and accelerate the Transactions under a repurchase agreement, a securities contract, a master netting agreement, and a qualified financial contract as described in Sections 559, 555 and 561 of the Bankruptcy Code and Section 1821(e)(8)(A)(i) of the Federal Deposit Insurance Act, as applicable, and a contractual right to offset under a master netting agreement and across contracts, as described in Section 561 of the Bankruptcy Code. It is understood that Seller’s right to accelerate the Repurchase Date with respect to the Purchased Assets and any Transaction hereunder pursuant to Section 18 hereof is a contractual right to liquidate, terminate and accelerate the Transactions under a repurchase agreement, a securities contract, a master netting agreement, and a qualified financial contract as described in Sections 559, 555 and 561 of the Bankruptcy Code and Section 1821(e)(8)(A)(i) of the Federal Deposit Insurance Act, as applicable.

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The parties hereby intend that any provisions hereof or in any other document, agreement or instrument that is related in any way to the servicing of the individual Mortgage Loans shall be deemed “related to” this Agreement within the meaning of Sections 101(38A)(A) and 101(47)(A)(v) of the Bankruptcy Code and part of the “contract” as such term is used in Section 741 of the Bankruptcy Code.

34.	NOTICES AND OTHER COMMUNICATIONS

Except as provided herein, all notices required or permitted by this Agreement shall be in writing (including without limitation by Electronic Transmission, email or facsimile) and shall be effective and deemed delivered only when received by the party to which it is sent; provided that notices of Events of Default and exercise of remedies or under Sections 6 or 18 shall be sent via overnight mail and by electronic transmission. Any such notice shall be sent to a party at the address, electronic mail or facsimile transmission number set forth below:

if to Seller:	PennyMac Loan Services, LLC
6101 Condor Drive Moorpark, CA 93021 Attention: Pamela Marsh/Kevin Chamberlain Telephone: (805) 330-6059/ (818) 746-2877 E-mail: pamela.marsh@pnmac.com; kevin.chamberlain@pnmac.com

if to Purchaser:	Barclays Bank PLC – Mortgage Finance
745 Seventh Avenue, 4th Floor New York, New York 10019 Attention: Joseph O’Doherty Telephone: (212) 412-5517 Facsimile: (212) 412-7333 E-mail: Joseph.o’doherty@barclays.com

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With copies to:

Barclays Bank PLC – Legal Department 745 Seventh Avenue, 20th Floor New York, New York 10019 Telephone: (212) 412-1494 Facsimile: (212) 412-1288

Barclays Capital – Operations 700 Prides Crossing Newark, Delaware 19713 Attention: Brian Kevil Telephone: (302) 286-1951 Facsimile: (646) 845-6464 Email: brian.kevil@barclays.com if to Agent:

Barclays Bank PLC – Mortgage Finance

745 Seventh Avenue, 4th Floor

New York, New York 10019

Attention: Ellen Kiernan

Telephone: (212) 412-7990

Facsimile: (212) 412-7333

E-mail: ellen.kiernan@barclays.com

With copies to:

Barclays Bank PLC – Legal Department 745 Seventh Avenue, 20th Floor New York, New York 10019 Telephone: (212) 412-1494 Facsimile: (212) 412-1288

Barclays Capital – Operations 700 Prides Crossing Newark, Delaware 19713 Attention: Brian Kevil Telephone: (302) 286-1951 Facsimile: (646) 845-6464 Email: brian.kevil@barclays.com if to Guarantor:

Private National Mortgage Acceptance Company, LLC

6101 Condor Drive

Moorpark, CA 93021

Attention: Pamela Marsh/Kevin Chamberlain

Telephone: (805) 330-6059/ (818) 746-2877

E-mail: pamela.marsh@pnmac.com; kevin.chamberlain@pnmac.com

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or to such other address, e-mail address or facsimile number as either party may notify to the others in writing from time to time.

35.	CONFIDENTIALITY

Seller, Purchaser and Agent each hereby acknowledge and agree that all written or computer-readable information provided by one party to the other in connection with the Program Documents or the Transactions contemplated thereby, including without limitation, Seller’s Mortgagor information in the possession of Purchaser (the “Confidential Terms”) shall be kept confidential and shall not be divulged to any party without the prior written consent of such other party except for (i) disclosure to Seller’s direct and indirect parent companies, directors, attorneys, agents or accountants, provided that such attorneys or accountants likewise agree to be bound by this covenant of confidentiality, or are otherwise subject to confidentiality restrictions or (ii) with prior (if feasible) written notice to Purchaser, disclosure required by law, rule, regulation or order of a court or other regulatory body or (iii) with prior (if feasible) written notice to Purchaser, disclosure to any approved hedge counterparty to the extent necessary to obtain any Hedge Instrument hereunder or (iv) with prior (if feasible) written notice to Purchaser, any disclosures or filing required under Securities and Exchange Commission (“SEC”) or state securities’ laws; provided that in the case of clause (iv), Seller shall not file the Pricing Side Letter. Notwithstanding anything herein to the contrary, except as reasonably necessary to comply with applicable securities laws, each party (and each employee, representative, or other agent of each party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. For this purpose, tax treatment and tax structure shall not include (i) the identity of any existing or future party (or any Affiliate of such party) to this Agreement or (ii) any specific pricing information or other commercial terms, including the amount of any fees, expenses, rates or payments arising in connection with the transactions contemplated by this Agreement.

36.	DUE DILIGENCE

Purchaser, Agent, Verification Agent or any of their respective agents, representatives or permitted assigns shall have the right, upon reasonable prior notice and during normal business hours, to conduct inspection and perform continuing due diligence reviews of (x) Seller and Guarantor and their respective financial condition and performance of their obligations under the Program Documents, including the right to gain reasonable access to any significant officers (including the CEO, CFO, President, Treasurer and any other officers deemed by the Purchaser to be crucial to the business relating to this Agreement) and (y) the Servicing File and the Purchased Assets. Seller agrees promptly to provide Purchaser, Verification Agent, Agent and their respective agents with access to, copies of and extracts from any and all documents, records, agreements, instruments or information (including, without limitation, any of the foregoing in computer data banks and computer software systems) relating to Seller’s and Guarantor’s respective business, operations, servicing, financial condition, performance of their obligations under the Program Documents, the documents contained in the Servicing Files or the Purchased Assets or assets proposed to be sold hereunder in the possession, or under the control, of Seller. In addition, Seller shall also make available to Purchaser, Agent and/or Verification Agent, upon reasonable prior notice and during normal business hours, a knowledgeable financial or accounting officer of Seller for the purpose of answering questions respecting any of the foregoing. Without limiting the generality of the foregoing, Seller acknowledges that Purchaser shall enter into transactions with Seller based solely upon the information provided by Seller to Purchaser, Agent and/or Verification Agent and the representations, warranties and covenants contained herein, and that Purchaser and/or Agent, at its option, shall have the right at any time to conduct itself or through its agents, or require Seller to conduct quality reviews and underwriting compliance reviews of the individual Mortgage Loans at the expense of Seller. Any such diligence conducted by Purchaser, Agent and/or Verification Agent shall not reduce or limit the Seller’s representations, warranties and covenants set forth herein. Seller agrees to reimburse Purchaser, Agent and/or Verification Agent for all reasonable out-of-pocket due diligence costs and expenses incurred pursuant to this Section 36.

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37.	USA PATRIOT ACT; OFAC AND ANTI-TERRORISM

Seller hereby represents and warrants to Purchaser and Agent, and shall on and as of the Purchase Date for any Transaction and on and as of each date thereafter through and including the related Repurchase Date be deemed to represent and warrant to Purchaser and Agent that:

(a) Each of Purchaser and Agent hereby notifies the Seller that pursuant to the requirements of the USA PATRIOT Improvement and Reauthorization Act, Title III of Pub. L. 109-177 (signed into law March 9, 2009) (the “Act”), it is required to obtain, verify, and record information that identifies the Seller, which information includes the name and address of the Seller and other information that will allow each of Purchaser and Agent, as applicable, to identify the Seller in accordance with the Act.

(b) (i) Neither the Seller, nor the Parent Company nor any Originator is named on the list of Specifically Designated Nationals maintained by OFAC or any similar list issued by OFAC (collectively, the “OFAC Lists”); (ii) no Person on the OFAC Lists owns a 50% or greater interest in, directly or indirectly, or otherwise controls, the Seller or the Parent Company; and (iii) to the best of the knowledge of the Seller, none of the Purchaser or Agent is precluded, under the laws and regulations administered by OFAC, from entering into this Agreement or any transactions pursuant to this Agreement with the Seller due to the ownership or control by any person or entity of stocks, shares, bonds, debentures, notes, drafts or other securities or obligations of the Seller.

(c) (i) The Seller will not conduct business with or engage in any transaction with any Obligor that the Seller knows or should reasonably be expected to know that (x) is named on any of the OFAC Lists or (y) 50% or greater of the equity interests in such Obligor are owned by a Person named on any OFAC List; (ii) if the Seller obtains actual knowledge or should reasonably be expected to know that any Obligor is named on any of the OFAC Lists or that any Person named on an OFAC List owns a 50% or greater interest in an Obligor, the Seller will give prompt written notice to the Purchaser and Agent of such fact or facts; and (iii) the Seller will (x) comply at all times with the requirements of the Economic and Trade Sanctions and Anti-Terrorism Laws applicable to any transactions, dealings or other actions relating to this Agreement, except to the extent such non-compliance does not result in a violation of applicable law by any of the Purchaser or Agent and (y) will, upon the Purchaser’s or Agent’s reasonable request from time to time during the term of this Agreement, deliver a certification confirming its compliance with the covenants set forth in this Section 37.

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38.	GUARANTY

(a) Subject to Section 38(h) below, Guarantor hereby unconditionally and irrevocably guarantees to Purchaser the prompt payment of the Guaranteed Obligations in full when due (whether at the stated maturity, by acceleration or otherwise). Any such payment shall be made at such place and in the same currency as such relevant Guaranteed Obligation is payable. This guaranty is a guaranty of payment and not solely of collection and is a continuing guaranty and shall apply to all Guaranteed Obligations whenever arising.

(b) The obligations of the Guarantor hereunder are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of this Agreement, or any other agreement or instrument referred to herein, to the fullest extent permitted by Applicable Law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor. Guarantor agrees that this guaranty may be enforced by Purchaser without the necessity at any time of resorting to or exhausting any security or collateral and without the necessity at any time of having recourse to this Agreement or any other Program Document or any collateral, if any, hereafter securing the Guaranteed Obligations or otherwise and Guarantor hereby waives the right to require Purchaser to proceed against any other Person or to require the Purchaser to pursue any other remedy or enforce any other right. Guarantor further agrees that nothing contained herein shall prevent Purchaser from suing in any jurisdiction on this Agreement or any other Program Document or foreclosing its security interest in or Lien on any collateral, if any, securing the Guaranteed Obligations or from exercising any other rights available to it under this Agreement or any instrument of security, if any, and the exercise of any of the aforesaid rights and the completion of any foreclosure proceedings shall not constitute a discharge of Guarantor’s obligations hereunder; it being the purpose and intent of Guarantor that its obligations hereunder shall be absolute, independent and unconditional under any and all circumstances. Neither Guarantor’s obligations under this guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by reason of the application of the laws of any foreign jurisdiction. Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance of by Purchaser upon this guaranty or acceptance of this guaranty. The Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this guaranty. All dealings between Seller and Guarantor, on the one hand, and Purchaser, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this guaranty.

(c) Guarantor agrees that (a) all or any part of the security which hereafter may be held for the Guaranteed Obligations, if any, may be exchanged, compromised or surrendered from time to time; (b) the Purchaser shall not have any obligation to protect, perfect, secure or insure any such security interests or Liens which hereafter may be held, if any, for the Guaranteed Obligations or the properties subject thereto; (c) the time or place of payment of the Guaranteed Obligations may be changed or extended, in whole or in part, to a time certain or otherwise, and may be renewed, increased or accelerated, in whole or in part; (d) Seller and any other party liable for payment under this Agreement may be granted indulgences generally; (e) any of the provisions of this Agreement or any other Program Document may be modified, amended or waived; and (f) any deposit balance for the credit of Seller or any other party liable for the payment of the Guaranteed Obligations or liable upon any security therefor may be released, in whole or in part, at, before or after the stated, extended or accelerated maturity of the Guaranteed Obligations, all without notice to or further assent by Guarantor, which shall remain bound thereon, notwithstanding any such exchange, compromise, surrender, extension, renewal, acceleration, modification, indulgence or release.

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(d) Guarantor expressly waives to the fullest extent permitted by Applicable Law: (a) notice of acceptance of this guaranty by the Purchaser and of all transfers of funds to Seller by Purchaser; (b) presentment and demand for payment or performance of any of the Guaranteed Obligations; (c) protest and notice of dishonor or of default (except as specifically required in this Agreement) with respect to the Guaranteed Obligations or with respect to any security therefor; (d) notice of Purchaser obtaining, amending, substituting for, releasing, waiving or modifying any Lien, if any, hereafter securing the Guaranteed Obligations, or Purchaser’s subordinating, compromising, discharging or releasing such Liens, if any; (e) all other notices to which Seller might otherwise be entitled in connection with the guaranty evidenced by this Section 38; and (f) demand for payment under this guaranty.

(e) The obligations of Guarantor under this Section 38 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and Guarantor agrees that it will indemnify Purchaser on demand for all reasonable and documented costs and out-of-pocket expenses (including, without limitation, reasonable and documented fees and expenses of counsel) incurred by Purchaser in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

(f) Guarantor agrees that, as between Guarantor, on the one hand, and Purchaser, on the other hand, the Guaranteed Obligations may be declared to be forthwith due and payable as provided in Section 18 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 18) notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing such Guaranteed Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or such Guaranteed Obligations being deemed to have become automatically due and payable), such Guaranteed Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by Guarantor.

(g) Guarantor hereby agrees that until the payment and satisfaction in full of all Guaranteed Obligations and the expiration and termination of the this Agreement it shall not exercise any right or remedy arising by reason of any performance by it of its guarantee in Section 38(a), whether by subrogation or otherwise, against Seller or any security for any of the Guaranteed Obligations.

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(h) Notwithstanding any provision to the contrary contained herein, to the extent the obligations of Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any Applicable Law relating to fraudulent conveyances or transfers) then the obligations of Guarantor hereunder shall be limited to the maximum amount that is permissible under Applicable Law (as now or hereinafter in effect).

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, Seller, Guarantor and Purchaser have caused their names to be signed to this Master Repurchase Agreement by their respective officers thereunto duly authorized as of the date first above written.

PENNYMAC LOAN SERVICES, LLC, as Seller and Servicer

By: /s/ Pamela Marsh
Name: Pamela Marsh
Title: Executive Vice President, Treasurer

BARCLAYS BANK PLC, as Purchaser and Agent

By: /s/ Ellen Kiernan
Name: Ellen Kiernan
Title: Director

PRIVATE NATIONAL MORTGAGE
ACCEPTANCE COMPANY, LLC, as Guarantor

By: /s/ Pamela Marsh
Name: Pamela Marsh
Title: Executive Vice President, Treasurer

Signature Page to Master Repurchase Agreement

EXHIBIT A

CERTIFICATION

I, _______________________, _______________________ of PennyMac Loan Services, LLC (the “Seller”), in accordance with that certain Master Repurchase Agreement (“Agreement”), dated as of December 4, 2015, by and among Barclays Bank PLC, Seller and Private National Mortgage Acceptance Company, LLC (“Guarantor”) do hereby certify that:

(i)	To the best of my knowledge, no Default or Event of Default has occurred and is continuing;

(ii)	Attached hereto as Schedule One is a schedule of any financial covenants that are more restrictive to Seller and/or Guarantor or more favorable to Purchaser that the Seller and/or Guarantor is subject to under any agreement (other than this Agreement), and a calculation which demonstrates compliance with each such financial covenant;

(iii)	Seller and Guarantor have complied with each of the applicable covenants set forth in Section 14(g)(ii), as evidenced by the worksheet attached hereto as Schedule Two;

(iv)	Attached hereto as Attachment A is the Servicer’s HUD Compare Report, which is the report entitled “Neighborhood Watch Early Warning System – Single Lender – Originator by Institution” and found at https://entp.hud.gov/sfnw/public/. Such report shall be generated using the following criteria: Mortgagee Selections: “Originator by Institution;” Delinquent Choices: “Seriously Delinquent;” and 2 Year Performance Period: “Data as of [END OF MOST RECENT PRIOR MONTH].” and

(v)	The Servicer’s HUD tier ranking as of the end of [insert immediately preceding month] is _______________.

[Signature Page Follows]

A-1

Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Agreement.

IN WITNESS WHEREOF, I have signed this certificate.

Date:                               , 20[     ]

PENNYMAC LOAN SERVICES, LLC, as Seller and Servicer

By:
Name:
Title:

PRIVATE NATIONAL MORTGAGE
ACCEPTANCE COMPANY, LLC, as Guarantor

By:

Name:
Title:

[SEAL]

I, ________________________, ___________________ of Seller, do hereby certify that _____________________ is the duly elected or appointed, qualified and acting __________________of Seller, and the signature set forth above is the genuine signature of such officer on the date hereof.

A-2

SCHEDULE ONE TO EXHIBIT A

OTHER FINANCIAL COVENANTS

A-3

SCHEDULE TWO TO EXHIBIT A

FINANCIAL COVENANTS WORKSHEET

A-4

EXHIBIT B

REPRESENTATIONS AND WARRANTIES
with respect to Mortgage Loans

Capitalized terms used but not defined in this Exhibit B have the meanings assigned to such terms in the Master Repurchase Agreement dated as of December 4, 2015 (the “Agreement”), by and among Barclays Bank PLC, (“Agent” or “Purchaser”), Private National Mortgage Acceptance Company, LLC (“Guarantor”) and PennyMac Loan Services, LLC (“Seller”). Seller hereby represents and warrants to the Purchaser and Agent that, for each Mortgage Loan as of the related Purchase Date and the related Repurchase Date and on each date that such Mortgage Loan is subject to a Transaction:

(a) All information provided to Purchaser by Seller, including, without limitation, the information set forth in the Seller Mortgage Loan Schedule, with respect to the Mortgage Loan is true and correct in all material respects;

(b) Such Mortgage Loan is an Eligible Mortgage Loan;

(c) Such Mortgage Loan was owned solely by Seller, is not subject to any lien, claim or encumbrance not otherwise released in connection with the related Transaction, including, without limitation, any such interest pursuant to a loan or credit agreement for warehousing mortgage loans, and was originated or acquired by Seller from an Originator, underwritten and serviced in Strict Compliance (in respect of Fannie Mae Mortgage Loans, Freddie Mac Mortgage Loans or Ginnie Mae Mortgage Loans) or Seller’s underwriting guidelines (in respect of Jumbo Mortgage Loans), and has at all times remained in compliance with all applicable law and regulations, including without limitation the Federal Truth-in-Lending Act, the Real Estate Settlement Procedures Act, regulations issued pursuant to any of the aforesaid, and, in respect of Fannie Mae Mortgage Loans, Freddie Mac Mortgage Loans or Ginnie Mae Mortgage Loans, all rules, requirements, guidelines and announcements of each Agency, and, as applicable, the FHA and VA, as the same may be amended from time to time;

(d) The improvements on the land securing such Mortgage Loan are and will be kept insured at all times by responsible insurance companies reasonably acceptable to Purchaser and the Applicable Agency against fire and extended coverage hazards under policies, binders or certificates of insurance with a standard mortgagee clause in favor of Seller and its assigns, providing that such policy may not be canceled without prior notice to Seller. Any proceeds of such insurance shall be held in trust for the benefit of Purchaser. The scope and amount of such insurance shall satisfy the rules, requirements, guidelines and announcements of the Applicable Agency, and shall in all cases be at least equal to the lesser of (A) the principal amount of such Mortgage Loan or (B) the maximum amount permitted by applicable law, and shall not be subject to reduction below such amount through the operation of a coinsurance, reduced rate contribution or similar clause;

(e) Each Mortgage is a valid first lien on the Mortgaged Property and is covered by an attorney’s opinion of title acceptable to the Applicable Agency or by a policy of title insurance on a standard ALTA or similar lender’s form in favor of Seller and its assigns, subject only to exceptions permitted by the applicable Agency Program. Seller shall hold for the benefit of Purchaser such policy of title insurance, and, upon request of Purchaser, shall immediately deliver such policy to the Purchaser or to the Custodian on behalf of the Purchaser;

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(f) Such Mortgage Loan (other than a Jumbo Mortgage Loan) is either (i) eligible to be insured by the FHA under the National Housing Act or guaranteed by the VA under the Servicemen’s Readjustment Act of 1944 or (ii) with respect to Fannie Mae Mortgage Loans and Freddie Mac Mortgage Loans, is otherwise eligible to be insured or guaranteed in accordance with the requirements of the applicable Agency Program and, in either case, such Mortgage Loan is not subject to any defect that would prevent recovery in full or in part against the FHA, VA or other insurer or guarantor, as the case may be;

(g) If such Mortgage Loan is not a Modified Loan, a mortgage identification number (“MIN”) has been assigned by MERS and such MIN is accurately provided on the Seller Mortgage Loan Schedule. If such Mortgage Loan is not a Modified Loan, either the Mortgage is in favor of MERS or an Assignment of Mortgage to MERS has been duly and properly recorded or sent for recording;

(h) Seller has not received any notice of liens or legal actions with respect to such Mortgage Loan and no such notices have been electronically posted by MERS;

(i) Each Mortgage Loan (other than a Jumbo Mortgage Loan) is eligible for sale to the Applicable Agency and fully complies with all of the terms and conditions, including any covenants, representations and warranties, in the applicable Agency Guide and eligible for securitization by and/or sale to Fannie Mae, Freddie Mac or eligible for inclusion in a Ginnie Mae MBS pool;

(j) There are no restrictions, contractual or governmental, which would impair the ability of Seller from servicing the Mortgage Loans;

(k) The original Mortgage in respect of each Mortgage Loan has been sent for recordation in the appropriate public recording office in the applicable jurisdictions wherein such recordation is necessary to perfect the lien thereof as against creditors of the applicable Mortgagor;

(l) The Mortgagor is one or more natural persons and/or trustees for an Illinois land trust or a trustee under a “living trust” and such “living trust” is in compliance with Applicable Agency guidelines for such trusts;

(m) Reserved;

(n) No predatory, abusive or deceptive lending practices, including but not limited to, the extension of credit to a Mortgagor without regard for the Mortgagor’s ability to repay the Mortgage Loan and the extension of credit to a Mortgagor which has no tangible net benefit to the Mortgagor, were employed in connection with the origination of the Mortgage Loan. Such Mortgage Loan is in compliance with the anti-predatory lending eligibility for purchase requirements of the Fannie Mae Guide;

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(o) On the Origination Date the related Mortgagor’s FICO Score was equal to or greater than 600 (for this purpose, it being acknowledged that the related Mortgagor shall be deemed to have a FICO Score of zero where no FICO Score is available) unless it is a part of (i) an FHA and VA streamlined program for which a current FICO Score is not required for credit purposes or (ii) the U.S. Department of the Treasury’s Home Affordable Refinance Program;

(p) If such Mortgage Loan was pledged to another warehouse, credit, repurchase or other financing facility immediately prior to the related Purchase Date, then (i) such pledge has been released immediately prior to, or concurrently with, the related Purchase Date hereunder and (ii) Purchaser has received a Warehouse Lender’s Release Letter in respect of such Mortgage Loan;

(q) Such Mortgage Loan has not been released from the possession of the Custodian under Section 5 of the Custodial and Disbursement Agreement to Seller or its bailee for a period in excess of fifteen (15) calendar days (or if such fifteenth day is not a Business Day, the next succeeding Business Day) or such earlier time period as indicated on the related Request for Release of Documents, unless such Mortgage Loan has been released pursuant to an Attorney Bailee Letter;

(r) Reserved;

(s) Reserved;

(t) To the extent such Mortgage Loan is not a Modified Loan, such Mortgage Loan is a MERS Designated Mortgage Loan;

(u) No Mortgage Loan:

(A) that is a First Mortgage Loan insured by the FHA or guaranteed by the VA (other than a HARP Mortgage Loan), has a Loan-to-Value Ratio on First Mortgage Loans over 97.5% in the case of the FHA and the VA,

(B) that is any other Mortgage Loan (other than a HARP Mortgage Loan or a Mortgage Loan originated as part of an FHA or VA streamlined program, or a “Streamline Loan”) has a Loan-to-Value Ratio over 95%; provided that up to 1% of the Mortgage Loans subject to this Agreement (other than a HARP Mortgage Loan or Streamline Loan) may have a Loan-to-Value Ratio that exceed 95%, but are equal to or less than 97%,

(C) that is a Streamline Loan program has a Loan-to-Value Ratio more than that permitted under such streamlined program; provided, that Streamline Loans that require compliance with representations and warranties include an Agency waiver for any exceptions, and

(D) that is a HARP Mortgage Loan has a Loan-to-Value Ratio other than that permitted under the U.S. Department of the Treasury’s Home Affordable Refinance Program.

(v) With respect to each Mortgage Loan that is a Wet-Ink Mortgage Loan, the Settlement Agent has been instructed in writing by Seller to hold the related Mortgage File as agent and bailee for Purchaser or Agent and to promptly forward such Mortgage File in accordance with the provisions of the Custodial and Disbursement Agreement and the Closing Protection Letter (if applicable);

B-3

(w) No Mortgage Loan shall be a Mortgage Loan of a loan type deemed an unacceptable risk for any reason at the Purchaser’s discretion;

(x) Each Mortgage Loan has been fully disbursed and is secured by a first lien on an underlying property as a “closed-end” Mortgage Loan with no further disbursements required by any party;

(y) The Loan-to-Value Ratio for each Jumbo Mortgage Loan is within the limits set forth in Seller’s underwriting guidelines attached hereto as Exhibit I, as the same may be amended, supplemented or otherwise modified from time to time;

(z) The Mortgage Loan is not secured by property located in (a) a state where the Seller is not licensed as a lender/mortgage banker or otherwise exempt from any licensing requirement, or (b) a state that the Purchaser determines to be unacceptable;

(aa) The Mortgage Loan has not been converted to an ownership interest in real property through foreclosure or deed-in-lieu of foreclosure;

(bb) The Mortgage Loan relates to Mortgaged Property that consists of (i) a detached single family dwelling, (ii) a two-to-four family dwelling, (iii) a one-family dwelling unit in a Freddie Mac eligible condominium project, (iv) a townhouse, or (v) a detached single family dwelling in a planned unit development none of which is a cooperative or commercial property; and is not related to Mortgaged Property that consists of (a) mixed use properties, (b) log homes, (c) earthen homes, (d) underground homes, (e) mobile homes or manufactured housing units (whether or not secured by real property), (f) any dwelling situated on more than ten acres of property or (g) any dwelling situated on a leasehold estate;

(cc) Such Mortgage Loan is not a Restricted Mortgage Loan;

(dd) Except with respect to Modified Loans, the related Mortgagor in respect of such Mortgage Loan shall not have been thirty (30) or more days delinquent with respect to any Monthly Payment relating to such Mortgage Loan at any time during the twenty four (24) month period prior to the related Purchase Date;

(ee) Reserved; and

(ff) The related Mortgagor in respect of such Mortgage Loan shall have made its first scheduled Monthly Payment when it was due (inclusive of any applicable grace period), unless such time frame has not occurred yet.

B-4

EXHIBIT C

FORM Of TRANSACTION NOTICE

[insert date]

Barclays Bank PLC

745 Seventh Avenue, 4th Floor

New York, New York 10019

Attention: Ellen Kiernan

Re:	Master Repurchase Agreement, dated as of December 4, 2015, by and among Barclays Bank PLC (“Agent” or “Purchaser”), Private National Mortgage Acceptance Company, LLC (“Guarantor”) and PennyMac Loan Services, LLC (“Seller”)

Ladies/Gentlemen:

Reference is made to the above-referenced Master Repurchase Agreement (the “Repurchase Agreement”; capitalized terms used but not otherwise defined herein shall have the meaning given them in the Repurchase Agreement).

In accordance with Section 3(c) of the Repurchase Agreement, the undersigned Seller hereby requests, and the Purchaser agrees to enter into a Transaction with us, in connection with our delivery of Eligible Mortgage Loans and all related Servicing Rights, on ____________________ [insert requested Purchase Date] (the “Purchase Date”), in connection with which we shall sell to you such Eligible Mortgage Loans on the Seller Mortgage Loan Schedule attached hereto. The Principal Balance of the Eligible Mortgage Loans is $________ and the Purchase Price shall be ______ [insert applicable Purchase Price].

The Purchaser shall transfer to the Seller an amount equal to $ _______ [insert amount which represents the Purchase Price net of any related Structuring Fee, Transaction Fee or any other fees then due and payable by Seller to Purchaser pursuant to the Agreement]. Seller agrees to repurchase such Purchased Asset on the Repurchase Date(s) at the Repurchase Price(s) set forth in the spreadsheet attached hereto as Schedule 1.

The Eligible Mortgage Loans have the characteristics on the electronic file or computer tape or disc delivered by Seller to the Purchaser with respect thereto in connection with this Transaction Notice.

The Seller hereby certifies, as of such Purchase Date, that:

(1) no Default or Event of Default has occurred and is continuing on the date hereof (or to the extent existing, shall be cured after giving effect to such Transaction) nor will occur after giving effect to such Transaction as a result of such Transaction;

(2) each of the representations and warranties made by the Seller in or pursuant to the Program Documents is true and correct in all material respects on and as of such date as if made on and as of the date hereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

C-1

(3) the Seller is in compliance with all governmental licenses and authorizations and are qualified to do business and are in good standing in all required jurisdictions, except as would not be reasonably likely to have a Material Adverse Effect;

(4) Seller has all requisite Approvals; and

(5) the Seller has satisfied all applicable conditions precedent in Sections 10(a) and (b) of the Repurchase Agreement and all other requirements of the Program Documents.

The undersigned duly authorized officer of Seller further represents and warrants that (1) (a) with respect to the Eligible Mortgage Loans subject to the Transaction requested herein that are not Wet-Ink Mortgage Loans, the documents constituting the Mortgage Files (as defined in the Custodial and Disbursement Agreement) and (b) with respect to Eligible Mortgage Loans that are Wet-Ink Mortgage Loans, the Transaction Notice and the Seller Mortgage Loan Schedule, in each case as more specifically identified on the Seller Mortgage Loan Schedule delivered to the Purchaser and the Custodian in connection herewith (the “Receipted Assets”), have been or are hereby submitted to Custodian and such required documents are to be held by the Custodian for the Purchaser, (2) all other documents related to such Receipted Assets (including, but not limited to, mortgages, insurance policies, loan applications and appraisals) have been or will be created and held by Seller for the Purchaser, (3) all documents related to such Receipted Assets withdrawn from Custodian shall be held by Seller for the Purchaser, and (4) upon the Purchaser’s wiring of the Purchase Price pursuant to Section 3(b) of the Repurchase Agreement, the Purchaser will have agreed to the terms of the Transaction as set forth herein and purchased the Receipted Assets from the Seller.

Seller hereby represents and warrants that (x) the Receipted Assets have a Principal Balance as of the date hereof of $__________ and (y) the number of Receipted Assets is ______.

Very truly yours,

PENNYMAC LOAN SERVICES, LLC

By:
Name:
Title:

C-2

SCHEDULE 1 TO TRANSACTION NOTICE

LIST OF REPURCHASE PRICES AND REPURCHASE DATES

[SEE ATTACHMENT]

D-1

EXHIBIT D

FORM OF GOODBYE LETTER

«Primary_Borrower»	[_______] [__], 20[ ]

«Mailing_address_line_1»

«Mail_city», «Mail_state» «Mail_zip»

RE:	Transfer of Mortgage Loan Servicing
Mortgage Loan «Account_number»

Dear Customer:

[SELLER] is the present servicer of your mortgage loan. Effective [Date] the servicing of your mortgage will be transferred to _______. This transfer does not affect the terms and conditions of your mortgage, other than those directly related to servicing. Because of the change in servicer, we are required to provide you with this disclosure.

[SELLER] cannot accept any payments received after [Date]. Effective [Date], all payments are to be made to __________. Any payments received by [SELLER] after [Date] will be forwarded to _________________. ___________________ will be contacting you shortly with payment instructions. Please make future payments to:

________________________

Attn: ___________

[Address]

If you currently make payments by an automatic checking or savings account deduction, that service will discontinue effective with the transfer date. After the servicing transfer, you may request this service from _____________.

In [Date], you will receive a statement from [SELLER] reflecting the amount, if any, of the interest and taxes paid on your behalf in 20[ ]. A similar statement will be sent __________________ for the period beginning [Date] through year-end. Both statements must be added together for income tax purposes.

If you have any questions concerning your account through [Date], you should continue to contact [SELLER] , at <Seller’s Phone Number>, <HOURS OF OPERATION>. Questions after the transfer date should be directed to ___________________Customer Service Department at 1-800-_____________, Monday – Friday, 7 a.m. – 7 p.m. EST.

.

Sincerely,

Loan Servicing Department

[SELLER]

D-2

NOTICE OF ASSIGNMENT, SALE OR TRANSFER

OF SERVICING RIGHTS

You are hereby notified that the servicing of your mortgage loan, that is the right to collect payments from you, is being assigned, sold or transferred.

The assignment, sale or transfer of the servicing of the mortgage loan does not affect any term or condition of the mortgage instruments, other than the terms directly related to the servicing of your loan.

Except in limited circumstances, the law requires that your present servicer send you a notice at least 15 days before the effective date, or at closing. Your new servicer must also send you this notice no later than 15 days after this effective date.

This notification is a requirement of Section 6 of the Real Estate Settlement Procedures Act (RESPA) (12 U.S.C. 2605). You should also be aware of the following information, which is set out in more detail in Section 6 of RESPA (12 U.S.C. 2605).

During the 60 day period following the effective date of the transfer of the loan servicing, a loan payment received by your old servicer before its due date may not be treated by the new loan servicer as late, and a late fee may not be imposed upon you.

Section 6 of RESPA (12 U.S.C. 2605) gives you certain consumer rights. If you send a “qualified written request” to your loan servicer concerning the servicing of your loan, your servicer must provide you with a written acknowledgement within 20 Business Days of receipt of your request. A “qualified written request” is written correspondence, other than notice on a payment coupon or other payment medium supplied by the servicer, which includes your name and account number and your reasons for the request. If you want to send a “qualified written request” regarding the servicing of your loan, it must be sent to this address:

___________________

[Address]

No later than 60 Business Days after receiving your request, your servicer must make any appropriate corrections to your account, and must provide you with a written clarification regarding any dispute. During this 60 Business Day period, your servicer may not provide information to a consumer reporting agency concerning any overdue payment related to such period or qualified written request. However, this does not prevent the servicer from initiating foreclosure if proper grounds exist under the mortgage documents.

A Business Day is any day excluding legal public holidays (State or federal), Saturday and Sunday.

Section 6 of RESPA also provides for damages and costs for individuals or classes of individuals, in circumstances where servicers are shown to have violated the requirements of that Section. You should seek legal advice if you believe your rights have been violated.

D-3

MIRANDA DISCLOSURE – For your protection, please be advised that we are attempting to collect a debt and any information obtained will be used for that purpose. Calls will be monitored and recorded for quality assurance purposes. If you do not wish for your call to be recorded please notify the customer service associate when calling.

BANKRUPTCY INSTRUCTION – Attention to any customer in Bankruptcy or who has received a bankruptcy discharge of this debt. Please be advised that this letter constitutes neither a demand for payment of the captioned debt nor a notice of personal liability to any recipient hereof who might have received a discharge of such debt in accordance with applicable bankruptcy laws or who might be subject to the automatic stay of Section 362 of the United States Bankruptcy Code. However, it may be a notice of possible enforcement of our lien against the collateral property, which has not been discharged in your bankruptcy.

D-4

EXHIBIT E

FORM OF WAREHOUSE LENDER’S RELEASE

(Date)

Barclays Bank PLC – Mortgage Finance

745 Seventh Avenue, 4th Floor

New York, New York 10019

Attention: Joseph O’Doherty

Barclays Bank PLC – Legal Department

745 Seventh Avenue, 20th Floor

New York, New York 10019

Attention: General Counsel

Barclays Capital – Operations

700 Prides Crossing

Newark, Delaware 19713

Attention: Brian Kevil

PennyMac Loan Services, LLC

6101 Condor Drive

Moorpark, CA 93021

Attention: Brian Stack

Re: Certain Assets Identified on Schedule A hereto and owned by PennyMac Loan Services, LLC

Capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Master Repurchase Agreement, dated as of December 4, 2015 (the “Repurchase Agreement”), among Barclays Bank PLC, Private National Mortgage Acceptance Company, LLC and PennyMac Loan Services, LLC.

The undersigned hereby releases all right, interest, lien or claim of any kind with respect to the mortgage loans described in the attached Schedule A, such release to be effective automatically without any further action by any party upon receipt in the account identified below in immediately available funds of $__________________, representing a loan count of _________, and unpaid principal balance of ______________in accordance with the following wire instructions:

[                                                  ]

Very truly yours,

[WAREHOUSE LENDER]

By:
Name:
Title:

E-1

[Schedule A to exhibit E – List of Assets to be Released]

E-2

EXHIBIT F

LIST OF APPROVED MEMBERS OF THE MORTGAGE BACKED SECURITIES DIVISION OF THE FIXED INCOME CLEARING CORPORATION

Jefferies & Company, Inc.

Fannie Mae

Freddie Mac

Citigroup Global Markets Inc.

The Bank of New York Mellon

Barclays Capital, Inc.

Cantor Fitzgerald & Co.

JPMorgan Chase Bank, National Association

RBS Securities Inc.

Daiwa Capital Markets America Inc.

UBS Securities LLC

Morgan Stanley & Co. LLC

Nomura Securities International, Inc.

F-1

EXHIBIT G

form of CLOSING PROTECTION LETTER

[Attached]

G-1

EXHIBIT H

form of SELLER mortgage loan schedule

[to be provided by barclays]

H-1

EXHIBIT I

SELLER’S UNDERWRITING GUIDELINES

TO BE PROVIDED BY SELLER

I-1